                                                                    EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT



                                     between


                           TEXBERRY ACQUISITION, INC.


                                       and


                             RXI HOLDINGS, INC. and
                               RXI PLASTICS, INC.


                            Dated as of May 15, 1996

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     "Accountants" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Accounts Receivable" . . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Applicable Contract" . . . . . . . . . . . . . . . . . . . . . . . . .  1
     "Assigned Goods". . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Best Efforts". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Breach". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Business". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Business Financial Information". . . . . . . . . . . . . . . . . . . .  2
     "Business Liabilities". . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Buyer" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Cash Payment". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "CIT" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Closing Date". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Closing List". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Code". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Common Customers". . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Consent" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     "Contemplated Transactions" . . . . . . . . . . . . . . . . . . . . . .  2
     "Contract". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Damages" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Deferred Payment". . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Disclosure Schedules". . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Disputed Payables" . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Distribution Agreement". . . . . . . . . . . . . . . . . . . . . . . .  3
     "Effective Time". . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Encumbrance" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Engagement Letter" . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Environment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     "Environmental, Health, and Safety Liabilities" . . . . . . . . . . . .  3
     "Environmental Law" . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     "Escrow". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     "Escrow Agent". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     "Escrow Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Escrow Deposit". . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Estimated Balance Sheet" . . . . . . . . . . . . . . . . . . . . . . .  5
     "Facilities". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Formation" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "GAAP". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Governmental Authorization". . . . . . . . . . . . . . . . . . . . . .  5
     "Governmental Body" . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Gross Margin Shortfall". . . . . . . . . . . . . . . . . . . . . . . .  5
     "Hazardous Activity". . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Hazardous Materials" . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "HSR Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Indemnified Persons" . . . . . . . . . . . . . . . . . . . . . . . . .  5
     "Initial Adjustment". . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Intellectual Property Assets". . . . . . . . . . . . . . . . . . . . .  6
     "Intercompany Obligations". . . . . . . . . . . . . . . . . . . . . . .  6
     "IRS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Knowledge" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Kranson" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

     "Kranson Guaranty". . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Leased Tangible Personal Property" . . . . . . . . . . . . . . . . . .  6
     "Legal Requirement" . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "LFH" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Lists" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Material Contracts". . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Measuring Period". . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Name License Agreement". . . . . . . . . . . . . . . . . . . . . . . .  6
     "Noncompetition Agreements" . . . . . . . . . . . . . . . . . . . . . .  6
     "Non-Transferred Goods" . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Occupational Safety and Health Law". . . . . . . . . . . . . . . . . .  6
     "Order" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     "Ordinary Course of Business" . . . . . . . . . . . . . . . . . . . . .  7
     "Organizational Documents". . . . . . . . . . . . . . . . . . . . . . .  7
     "Person". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Plan". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Prepaids". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Proceeding". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Proprietary Rights Agreement". . . . . . . . . . . . . . . . . . . . .  7
     "Purchase Price". . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Related Person". . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     "Release" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Representative". . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Returns" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "RXI" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Securities Act". . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Seller". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Seller's Releases" . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Shares". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Shortfall Payment" . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Subordination Agreement" . . . . . . . . . . . . . . . . . . . . . . .  8
     "Subsidiary". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Supply Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Tangible Personal Property". . . . . . . . . . . . . . . . . . . . . .  8
     "Tax" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     "Tax Benefits". . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     "Tax Return". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     "Trade Secrets" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

2.   SALE AND TRANSFER OF SHARES; CLOSING. . . . . . . . . . . . . . . . . .  9

     2.1.   SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.2.   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.3.   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.4.   CLOSING OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . 10
     2.5.   ADJUSTMENTS OF PURCHASE PRICE. . . . . . . . . . . . . . . . . . 13
     2.6.   ESCROW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     2.7.   DEFERRED PAYMENT AMOUNT AVAILABILITY . . . . . . . . . . . . . . 19

3.   REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . . . . . . . . . 19

     3.1.   ORGANIZATION AND GOOD STANDING . . . . . . . . . . . . . . . . . 19
     3.2.   AUTHORITY; NO CONFLICT . . . . . . . . . . . . . . . . . . . . . 19
     3.3.   CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . 21
     3.4.   FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . 21
     3.5.   BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . . . . . . 21
     3.6.   REAL AND PERSONAL PROPERTY . . . . . . . . . . . . . . . . . . . 21
     3.7.   CUSTOMERS AND SUPPLIERS. . . . . . . . . . . . . . . . . . . . . 24
     3.8.   ACCOUNTS RECEIVABLE. . . . . . . . . . . . . . . . . . . . . . . 24
     3.9.   INVENTORY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     3.10.  NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . 25

     3.11.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.12.  NO MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . . 26
     3.13.  EMPLOYEE BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . 27
     3.14.  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
            AUTHORIZATIONS . . . . . . . . . . . . . . . . . . . . . . . . . 30
     3.15.  LEGAL PROCEEDINGS; ORDERS. . . . . . . . . . . . . . . . . . . . 31
     3.16.  ABSENCE OF CERTAIN CHANGES AND EVENTS. . . . . . . . . . . . . . 32
     3.17.  CONTRACTS; NO DEFAULTS . . . . . . . . . . . . . . . . . . . . . 33
     3.18.  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     3.19.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . 36
     3.20.  EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     3.21.  LABOR DISPUTES; COMPLIANCE . . . . . . . . . . . . . . . . . . . 39
     3.22.  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . 39
     3.23.  CERTAIN PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . 41
     3.24.  DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     3.25.  RELATIONSHIPS WITH RELATED PERSONS . . . . . . . . . . . . . . . 42
     3.26.  BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . . . . 42
     3.27.  BANK ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . . 42
     3.28.  DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . . . 42
     3.29.  CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . 42
     3.30.  PRODUCT WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . 42
     3.31.  REBATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     3.32.  SALES AND ASSETS . . . . . . . . . . . . . . . . . . . . . . . . 42
     3.33.  THE FORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . 43
     3.34.  INTERCOMPANY OBLIGATIONS . . . . . . . . . . . . . . . . . . . . 43

4.   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . 43

     4.1.   ORGANIZATION AND GOOD STANDING . . . . . . . . . . . . . . . . . 43
     4.2.   AUTHORITY; NO CONFLICT . . . . . . . . . . . . . . . . . . . . . 43
     4.3.   INVESTMENT INTENT. . . . . . . . . . . . . . . . . . . . . . . . 44
     4.4.   CERTAIN PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . 44
     4.5.   BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . . . . 44
     4.6.   SALES AND ASSETS . . . . . . . . . . . . . . . . . . . . . . . . 44

5.   COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . 44

     5.1.   EMPLOYEES OF THE BUSINESS. . . . . . . . . . . . . . . . . . . . 44
     5.2.   CONTINUATION COVERAGE. . . . . . . . . . . . . . . . . . . . . . 45
     5.3.   CERTAIN PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . 45

6.   [INTENTIONALLY OMITTED.]. . . . . . . . . . . . . . . . . . . . . . . . 45

7.   [INTENTIONALLY OMITTED.]. . . . . . . . . . . . . . . . . . . . . . . . 45

8.   [INTENTIONALLY OMITTED.]. . . . . . . . . . . . . . . . . . . . . . . . 45

9.   [INTENTIONALLY OMITTED.]. . . . . . . . . . . . . . . . . . . . . . . . 45

10.  INDEMNIFICATION; REMEDIES . . . . . . . . . . . . . . . . . . . . . . . 45

     10.1.  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     10.2.  INDEMNIFICATION AND REIMBURSEMENT BY RXI AND SELLER. . . . . . . 45
     10.3.  INDEMNIFICATION AND REIMBURSEMENT BY RXI AND SELLER --
            MANUFACTURING BUSINESS AND ENVIRONMENTAL MATTERS . . . . . . . . 46
     10.4.  INDEMNIFICATION AND REIMBURSEMENT BY BUYER . . . . . . . . . . . 47
     10.5.  TIME LIMITATIONS . . . . . . . . . . . . . . . . . . . . . . . . 48
     10.6.  LIMITATIONS ON AMOUNT -- SELLER. . . . . . . . . . . . . . . . . 48
     10.7.  LIMITATIONS ON AMOUNT -- BUYER . . . . . . . . . . . . . . . . . 48
     10.8.  SPECIAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . 48
     10.9.  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS. . . . . . . 48

     10.10. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. . . . . . . . . . 49
     10.11. PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

11.  OTHER COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

     11.1.  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     11.2.  COMPUTER SUPPORT SERVICES. . . . . . . . . . . . . . . . . . . . 53
     11.3.  TEMPORARY LEASE. . . . . . . . . . . . . . . . . . . . . . . . . 53
     11.4.  EXPENSES.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     11.5.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . 53
     11.6.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     11.7.  JURISDICTION; SERVICE OF PROCESS . . . . . . . . . . . . . . . . 54
     11.8.  FURTHER ASSURANCES; BOOKS AND RECORDS. . . . . . . . . . . . . . 54
     11.9.  WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     11.10. ENTIRE AGREEMENT AND MODIFICATION. . . . . . . . . . . . . . . . 55
     11.11. DISCLOSURE SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . 55
     11.12. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS . . . . . . . 55
     11.13. SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     11.14. SECTION HEADINGS, CONSTRUCTION . . . . . . . . . . . . . . . . . 56
     11.15. TIME OF ESSENCE. . . . . . . . . . . . . . . . . . . . . . . . . 56
     11.16. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 56
     11.17. INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     11.18. 401(k) PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     11.19. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . 57


EXHIBITS
- --------

EXHIBIT 2.2(c)           KRANSON GUARANTY
EXHIBIT 2.4(a)(ii)       SELLER'S RELEASES
EXHIBIT 2.4(a)(iii)      NONCOMPETITION AGREEMENTS
EXHIBIT 2.4(a)(iv)       SUPPLY AGREEMENT
EXHIBIT 2.4(a)(v)        DISTRIBUTION AGREEMENT
EXHIBIT 2.4(a)(ix)       NAME LICENSE AGREEMENT
EXHIBIT 2.4(a)(xxii)     SIDLEY & AUSTIN OPINION
EXHIBIT 2.4(a)(xxiii)    SUBORDINATION AGREEMENT
EXHIBIT 2.4(a)(xxiv)     LOCKBOX AGREEMENT
EXHIBIT 2.4(b)(xiii)     HUSCH & EPPENBERGER OPINION


SCHEDULES
- ---------

SCHEDULE 2.2(a)          BUSINESS LIABILITIES
SCHEDULE 2.4(a)(vii)     RELEASE OF ENCUMBRANCES AND LIABILITIES
SCHEDULE 2.4(a)(viii)    RELEASE OF CONTRACTS
SCHEDULE 2.5(a)          ESTIMATED BALANCE SHEET
SCHEDULE 2.5(c)          LFH ENGAGEMENT LETTER
SCHEDULE 2.6(b)(i)       CUSTOMERS OF THE BUSINESS
SCHEDULE 2.6(b)(ii)      COMMON CUSTOMERS
SCHEDULE 3.1             QUALIFICATIONS
SCHEDULE 3.1(c)          OWNERSHIP INTERESTS
SCHEDULE 3.2(a)          REQUIRED CONSENTS, ETC.
SCHEDULE 3.2(b)(i)       CONFLICTS WITH ORGANIZATIONAL DOCUMENTS
SCHEDULE 3.2(b)(ii)      CONFLICTS WITH LEGAL REQUIREMENTS
SCHEDULE 3.2(b)(iii)     CONFLICT WITH GOVERNMENTAL AUTHORIZATION
SCHEDULE 3.2(b)(iv)      TAX LIABILITY
SCHEDULE 3.2(b)(v)       TAX REASSESSMENTS
SCHEDULE 3.2(b)(vi)      CONFLICTS WITH APPLICABLE CONTRACTS
SCHEDULE 3.2(b)(vii)     ENCUMBRANCES CREATED
SCHEDULE 3.2(b)(viii)    CONSENTS

SCHEDULE 3.4(ii)         BUSINESS FINANCIAL INFORMATION FOR THE PERIOD ENDED
                         JUNE 30, 1995
SCHEDULE 3.4(iii)        BUSINESS FINANCIAL INFORMATION FOR THE PERIOD ENDED
                         DECEMBER 31, 1995
SCHEDULE 3.4(iv)         LISTS
SCHEDULE 3.4(v)          EXCEPTIONS TO BUSINESS FINANCIAL INFORMATION AND LISTS
SCHEDULE 3.6(a)          LEASED REAL PROPERTY
SCHEDULE 3.6(b)          OWNED REAL PROPERTY
SCHEDULE 3.6(d)          REAL PROPERTY ENCUMBRANCES
SCHEDULE 3.6(e)          OWNED TANGIBLE PERSONAL PROPERTY
SCHEDULE 3.6(f)          LEASED TANGIBLE PERSONAL PROPERTY
SCHEDULE 3.6(h)          DEPOSITS AND PREPAID EXPENSES
SCHEDULE 3.7             SUPPLIERS
SCHEDULE 3.8(a)          ACCOUNTS RECEIVABLE EXCEPTION
SCHEDULE 3.8(b)          ACCOUNTS RECEIVABLE
SCHEDULE 3.10            UNDISCLOSED LIABILITIES
SCHEDULE 3.11(a)         TAX RETURNS
SCHEDULE 3.11(b)         TAX AUDITS
SCHEDULE 3.11(c)         PROPOSED TAX ASSESSMENTS
SCHEDULE 3.12            MATERIAL ADVERSE CHANGES
SCHEDULE 3.13(b)(i)      COMPANY PLANS
SCHEDULE 3.13(b)(v)      PLAN OBLIGATIONS
SCHEDULE 3.13(d)         PLAN EXCEPTIONS
SCHEDULE 3.14(a)         COMPLIANCE WITH LEGAL REQUIREMENTS
SCHEDULE 3.14(b)         GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 3.15(a)         LEGAL PROCEEDINGS
SCHEDULE 3.15(b)         ORDERS
SCHEDULE 3.15(c)         COMPLIANCE WITH ORDERS
SCHEDULE 3.16            CERTAIN CHANGES AND EVENTS
SCHEDULE 3.17(a)         CONTRACTS
SCHEDULE 3.17(b)         CONTRACT ENFORCEABILITY
SCHEDULE 3.17(c)         CONTRACT COMPLIANCE
SCHEDULE 3.17(e)         CONTRACT VIOLATION
SCHEDULE 3.18(a)         INSURANCE
SCHEDULE 3.18(b)         SELF INSURANCE
SCHEDULE 3.18(c)         INSURANCE EXPERIENCE
SCHEDULE 3.18(d)         QUALITY OF INSURANCE
SCHEDULE 3.19            ENVIRONMENTAL MATTERS
SCHEDULE 3.19(h)         EMPLOYEE HEALTH AND SAFETY MATTERS, ETC.
SCHEDULE 3.20(a)         EMPLOYEES
SCHEDULE 3.20(d)         COBRA
SCHEDULE 3.22(c)         INTELLECTUAL PROPERTY AGREEMENTS
SCHEDULE 3.22(d)         PATENTS
SCHEDULE 3.22(e)(i)      MARKS
SCHEDULE 3.22(e)(ii)     REGISTERED MARK EXCEPTIONS
SCHEDULE 3.22(f)         COPYRIGHTS
SCHEDULE 3.22(f)(ii)     COPYRIGHT REGISTRATION EXCEPTIONS
SCHEDULE 3.27            BANK ACCOUNTS
SCHEDULE 3.29            CONDUCT OF BUSINESS
SCHEDULE 3.30            PRODUCT WARRANTIES
SCHEDULE 3.31            REBATE POLICIES
SCHEDULE 3.33            RELEASES
SCHEDULE 4.2(a)          REQUIRED CONSENTS, ETC.
SCHEDULE 4.2(b)          NO CONFLICT
SCHEDULE 5.1             POST-CLOSING EMPLOYEES
SCHEDULE 11.2            COMPUTER SUPPORT SERVICES

                            STOCK PURCHASE AGREEMENT


     This stock purchase agreement (the "Agreement") is made as of May 15, 1996, and is effective as of the Effective Time, by and between Texberry Acquisition Inc., a Missouri corporation ("Buyer"), RXI Holdings, Inc., a Delaware corporation ("RXI"), and RXI Plastics, Inc., a Delaware Corporation ("Seller").

                                    RECITALS

     A.  Seller is a wholly-owned subsidiary of RXI.

     B. Seller owns 25,000 shares of the common stock, no par value per share, and 3,750 shares of the 8% cumulative preferred stock, no par value per share of Texberry Container Corporation, a Texas corporation (the "Company"), which shares of common and 8% cumulative preferred stock constitute all of the issued and outstanding shares of capital stock of Company (the "Shares"). Seller desires to sell, and Buyer desires to purchase, the Shares for the consideration and on the terms and conditions set forth in this Agreement.

     C. The Company heretofore has been engaged in the business of manufacturing plastic containers (the "Manufacturing Business") and the business of the distribution of bottleware, containers, caps, closures, and other such products manufactured by the Company and other unaffiliated manufacturers (the "Business").

     D. Effective before the Effective Time of this Agreement, the Company assigned, transferred, and conveyed all of the assets, properties, and Contracts used by the Company in, or arising from or in connection with, the Manufacturing Business to Seller in consideration of the Seller's assumption of all of the liabilities and obligations of any kind, whether known or unknown, fixed or contingent, of the Company other than those liabilities and obligations arising from or in connection with the Business and specifically retained by the Company in accordance with the terms of this Agreement (all of the foregoing being the "Formation"). As a part of the Formation, RXI contributed the Shares to the Seller.

     E. Effective before the Effective Time of this Agreement, the Company also assigned, transferred, and conveyed all of the inventories used in the Business to the Seller, and the Seller sold all such inventories back to the Company.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

     "Accountants" -- as defined in Section 2.6.

     "Accounts Receivable" -- the customer and other accounts receivable arising from the conduct of the Business to and including the Effective Time and all promissory notes, letters of credit, guarantees, or other similar assurances of payment in favor of the Company that arise from or in connection with such customer or other accounts receivable.

     "Applicable Contract" -- any Contract (including Contracts assigned to the Seller in the Formation) (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by the Company is or may become bound.

     "Assigned Goods" -- as defined in Section 2.5(b).

     "Best Efforts" -- the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible taking into account the relative cost and effort required as compared to the value or materiality of the result sought to be achieved.

     "Breach" -- A "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, occurrence, or circumstance.

     "Business" -- as defined in Recital C of this Agreement.

     "Business Financial Information" -- as defined in Section 3.4.

     "Business Liabilities" -- the Company's indebtedness for borrowed money to CIT (not to exceed $4,000,000) and, subject to Section 2.5 of this Agreement, the Company's trade accounts payable (none of which shall be aged more than 45 days on the date of this Agreement or, if having terms greater than 45 days are not more than 15 days past due) and accrued expenses outstanding arising, in each case, solely from or in connection with the operation of the Business.

     "Buyer" -- as defined in the first paragraph of this Agreement.

     "Cash Payment" -- as defined in Section 2.2(a).

     "CIT" -- The CIT Group.Business Credit, Inc.

     "Closing" -- as defined in Section 2.3.

     "Closing Date" -- June 5, 1996, the date upon which this Agreement was executed.

     "Closing List" -- as defined in Section 2.2(a).

     "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "Common Customers" -- as defined in Section 2.6.

     "Company" -- as defined in Recital B of this Agreement.

     "Consent" -- any approval, ratification, waiver, clearance, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

          (a)  the sale of the Shares by Seller to Buyer;

          (b) the execution, delivery, and performance of the Supply Agreement, Distribution Agreement, Name License Agreement, Kranson Guaranty, Escrow Agreement, Noncompetition Agreement, the Subordination Agreement, and the Seller's Release;

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

          (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company from and after the Closing Date.

     "Contract" -- any agreement, contract, obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Damages" -- as defined in Section 10.2.

     "Deferred Payment" -- as defined in Section 2.2(a).

     "Disclosure Schedules" -- the Schedules to this Agreement.

     "Disputed Payables" -- as defined in Section 2.5(f)(i).

     "Distribution Agreement" -- as defined in Section 2.4(a)(vi).

     "Effective Time" -- 12:01 a.m. central daylight savings time, June 1, 1996.

     "Encumbrance" -- any charge, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of first refusal or other purchase right, title retention agreement (or lease in the nature thereof), or restriction of any kind or voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

     "Engagement Letter" -- as defined in Section 2.5(c).

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" -- any cost, damages, penalty, fine, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law including, but not limited to:

          (a) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, or demands and response, remedial, or inspection costs, and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (b) financial responsibility under Environmental Law or Occupational Safety and Health Law for costs of cleanup or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Clean-up") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Clean-up has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (c) any other compliance, corrective, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," "response action", and "release" will include but not be limited to the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA"), and any equivalent actions conducted pursuant to other federal, state or local authority, regardless of size or significance to the Environment.

     "Environmental Law" -- any Legal Requirement designed:
          (a) to advise appropriate Governmental Bodies, employees, and the public of intended or actual releases, discharges or emissions of pollutants or hazardous substances or materials of the presence, use, management or processing of hazardous substances, materials, chemicals or wastes, of violations of discharge limits, or of prohibitions and of the commencement of activities, such as resource extraction or construction.

          (b) to prevent, regulate, or minimize acceptably the release of pollutants, chemicals, or hazardous substances or materials into the Environment;

          (c) to reduce the quantities, prevent the release, control the generation, transport, or management, and minimize the hazardous characteristics of wastes that are generated;

          (d) to assure that products, substances, and materials are designed, formulated, packaged, labeled, marked, sold, or used so that they do not present unreasonable risks to human health or the Environment when manufactured, used, processed, managed, or disposed of;

          (e)  to protect resources, species, or ecological amenities;

          (f) to acceptably minimize the risks inherent in transportation of Hazardous Materials, hazardous substances, pollutants, oil, wastes, petroleum, or other potentially harmful substances;

          (g) to Clean Up pollutants, hazardous substances or materials, wastes, or petroleum that have been released, prevent the threat of release, or pay or contribute to the costs of such Clean Up or prevention; or

          (h) to make responsible or potentially responsible parties pay private parties, governmental authorities, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets.

          (i) to regulate the treatment, storage, disposal, dispensing, and handling of Hazardous Materials.

     "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Escrow" -- as defined in Section 2.6.

     "Escrow Agent" -- as defined in Section 2.6.

     "Escrow Agreement" -- as defined in Section 2.6.

     "Escrow Deposit" -- as defined in Section 2.6.

     "Estimated Balance Sheet" -- as defined in Section 2.5(a).

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned, leased, or operated by the Company (or any predecessor Person whose liabilities the Company has assumed by contract, as a successor or assign, or as a matter of law) and any buildings, plants, structures, currently or formerly owned, leased, or operated by the Company (or any predecessor Person any liabilities of whom the Company has assumed by contract, as a successor or assign, or as a matter of law).

     "Formation" -- as defined in Recital D.

     "GAAP" -- generally accepted United States accounting principles.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver, clearance, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" - any:

          (a) federal, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, instrumentality, official, or entity and any court or other tribunal);

          (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature.


     "Gross Margin Shortfall" -- as defined in Section 2.6(b).

     "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, emission, discharge, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

     "Hazardous Materials" -- any substance that is now listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, harmful, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or Occupational Safety and Health Law and any waste thereof, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, PCBs and asbestos or asbestos-containing materials.

     "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Indemnified Persons" -- as defined in Section 10.2.

     "Initial Adjustment" -- as defined in Section 2.5(a).

     "Intellectual Property Assets" -- as defined in Section 3.22.

     "Intercompany Obligations" -- all intercompany notes, cash advances and payables between RXI and its Subsidiaries other than the Company on the one hand, and the Company, on the other hand, except for trade payables and accounts receivable, if any, arising from transactions between the Company and any of RXI and such Subsidiaries involving the purchase and sale of goods or services in the ordinary course of business of the Business, as shown on the books and records of RXI and such Subsidiaries and the Company as of the Closing Date.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or should reasonably be aware of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has Knowledge of such fact or other matter, provided that in the case of RXI and Seller, RXI and Seller will be deemed to have "Knowledge" of a particular matter only if Harvey Casey, Richard Zirkler, Leon Farahnik, Marvin Liebman, John Buckley, J.C. Bryan, Brad Borden, Hal Curren, Mike Schlosser, or James Marshall had Knowledge of such fact or matter.

     "Kranson" -- Kranson Industries, Inc., a Missouri corporation.

     "Kranson Guaranty" -- as defined in Section 2.2(c).

     "Leased Tangible Personal Property" -- as defined in Section 3.6(f).

     "Legal Requirement" -- any federal, state, county, local, municipal, subdivision, foreign, constitution, law, ordinance, code, regulation, statute, or treaty.

     "LFH" -- Lopata, Flegel & Hoffman & Co.

     "Lists" -- as defined in Section 3.4.

     "Material Contracts" -- as defined in Section 3.17(a).


     "Measuring Period" -- as defined in Section 2.6(b).

     "Name License Agreement" -- as defined in Section 2.4(a)(x).

     "Noncompetition Agreements" -- as defined in Section 2.4(a)(iii).

     "Non-Transferred Goods" -- as defined in Section 2.5(d).

     "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program promulgated pursuant to any Legal Requirement designed to provide safe and healthful working conditions.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by an arbitrator.

     "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person;

     "Organizational Documents" -- (a) the articles or certificates of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (f) any amendment to any of the foregoing.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body, or other entity.

     "Plan" -- as defined in Section 3.13.

     "Prepaids" -- as defined in Section 2.5(a).

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Court, Governmental Body, or arbitrator.

     "Proprietary Rights Agreement" -- as defined in Section 3.20(b).

     "Purchase Price" -- as defined in Section 2.2(a).

     "Related Person" -- with respect to a particular individual:

          (a)  each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;

          (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; and

          (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the first degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, including migration or movement of any such releases in the Environment.

     "Representative" -- with respect to a particular Person, any director, officer, agent, consultant, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Returns" -- as defined in Section 2.5(d).

     "RXI" -- as defined in the first paragraph of this Agreement.

     "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Seller" -- as defined in the first paragraph of this Agreement.

     "Seller's Releases" -- as defined in Section 2.4(a)(ii).

     "Shares" -- as defined in Recital B of this Agreement.

     "Shortfall Payment" -- as defined in Section 2.6(b).

     "Subordination Agreement" -- as defined in Section 2.4(a)(xxiii).

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body or Persons, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Supply Agreement" -- as defined in Section 2.4(a)(v).

     "Tangible Personal Property" -- as defined in Section 3.6(e).

     "Tax" -- any tax (including, without limitation, any income tax, capital gains tax, value-added tax, excise tax, sales tax, or real or personal property tax), levy, assessment (including, without limitation, any subdivision or utility, business, or service district assessments), deficiency, or other fee, and any related charge or amount (including, without limitation, any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.

     "Tax Benefits" -- as defined in Section 2.5(g).

     "Tax Return" -- any returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Tax.

     "Trade Secrets" -- all of the Business' software, product specifications, data, technical information, computer software (and the data contained therein), formulas, compositions, processes, plans, blue prints, designs, sketches, photographs, drawings, samples, inventions, improvements, customer and supplier lists (including former, current, and prospective customers), mailing lists, policy and procedure manuals, market research reports and data prepared for the Business, current and anticipated customer requirements, price lists (including the prices and other terms upon which the Company sells or has sold products of the Business or at which it buys or has bought materials, components, or other supplies for the Business), business plans and budgets, confidential information about the Company's relations with the employees of the Business (including salaries, job classifications, and skill levels), customer buying patterns, customer past orders and future needs, customer requirements (including, without limitation, closure systems, filing lines, and product/resin compatibility), customer contact persons, specific items supplied to customers, customer sales and profitability data, and details of vendors matched to specific items supplied, excluding any of the foregoing that relates to products manufactured by the Manufacturing Business even if sold by the Business.

2.   SALE AND TRANSFER OF SHARES; CLOSING

     2.1. SHARES. Subject to the terms and conditions of this Agreement, at the Closing, RXI will cause Seller to sell and transfer, and Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, the Shares, with such sale to be effective as of the Effective Time.

     2.2.      PURCHASE PRICE.

               (a) Subject to the adjustments hereinafter provided, the purchase price (the "Purchase Price") for the Shares will be $15,000,000, which shall have the following three components: (i) a deferred payment in an initial amount of $2,250,000 payable in full on the fifth anniversary of the Closing Date (the "Deferred Payment"), (ii) the Company's Business Liabilities as of the close of business on the business day immediately preceding the Effective Time, which will be retained by the Company and a detailed listing of which is set forth on Schedule 2.2(a) to this Agreement (the "Closing List"), and (iii) subject to Sections 2.5 and 2.6 of this Agreement, a cash payment at Closing(the "Cash Payment") that is the difference between $15,000,000 and the sum of the initial Deferred Payment amount plus the Company's Business Liabilities.

               (b) The outstanding Deferred Payment amount shall bear interest at the rate of ten percent (10%) per annum, payable quarterly on March 31, June 30, September 30, and December 31 of each year, with the first payment being due on June 30, 1996. Interest will be computed for the actual number of days elapsed based upon a year of 365 days. The Buyer may prepay the outstanding Deferred Payment amount in whole or in part at any time and from time to time without penalty or premium, together with all accrued but unpaid interest on the amount prepaid. If any payment of interest on the outstanding Deferred Payment amount is not paid when due and remains unpaid ten (10) days after notice from Seller to Buyer that such amount was not paid when due, the outstanding Deferred Payment amount shall immediately become due and payable in full. All overdue payments of the principal amount of the outstanding Deferred Payment amount (and unpaid interest thereon), and all unpaid interest shall bear interest at the rate of 13% per annum or the highest rate permitted by law, whichever is less from the date when due through the date when paid. If any payment of interest is not paid when due, or within ten (10) days thereafter, all unpaid principal shall bear interest at 13% per annum during all periods that such unpaid interest remains unpaid.

               (c) Kranson will fully and unconditionally guaranty the payment of the outstanding Deferred Payment amount (as adjusted by Purchase Price adjustments under Section 2.5 of this Agreement and by any adjustment under Section 2.7 of this Agreement) and all accrued but unpaid interest thereon pursuant to a guaranty agreement in substantially the form of Exhibit 2.2(c) to this Agreement, to be executed and delivered by Kranson concurrently herewith (the "Kranson Guaranty").

               (d) The Deferred Payment amount (as the same may be reduced pursuant to Section 2.7 of this Agreement) together with all accrued but unpaid interest thereon shall be subject to mandatory prepayment on the later of (x) the date that payment is made pursuant to Section 4(e) of the Escrow Agreement or (y) the occurrence of any of (i) the closing of a public offering pursuant to a registration statement (other than registration statement on Forms S-4 or S-8 or their successor forms) for a sale of the common stock of Buyer, Kranson, or any Subsidiary of Kranson that generates net proceeds to the issuer of at least $10,000,000, (ii) the filing of a petition for relief under the Revised Bankruptcy Code with respect to Buyer or Kranson, (iii) the completion of a transaction as a result of which Kenneth Kranzberg and/or Richard Glassman and any of their Related Persons own in the aggregate less than 50.1% of the voting securities of the Buyer or Kranson, (iv) a material breach by Kranson under the Guaranty not cured within ten (10) days after written notice, or (v) a sale or transfer or other disposition of all or substantially all of the assets of Kranson excluding, however, Kranson's grant of any liens on such assets to its lenders, in each case without regard to whether the Subordination Agreement bars the payment.

               (e) As used in Section 2.2(d) only, the term "control" means the ability of a Person or group of Persons, by virtue of their ownership of capital stock of, or voting arrangements with respect to, the Buyer or Kranson, to elect or designate a majority of the members of the Boards of Directors of Buyer or Kranson.

               (f)  As used in Section 2.2(d), the term "bankruptcy" means
(i) the filing of an involuntary proceeding under Chapter 7 of the United States Bankruptcy Code against Buyer or Kranson that is not dismissed or stayed within 60 days after it is commenced, (ii) the filing of a voluntary bankruptcy proceeding by Buyer or Kranson under Chapter 7 or 11 of the United States Bankruptcy Code, (iii) an assignment for the benefit of creditors by Buyer or Kranson, and (iv) the commencement of any proceeding against Buyer or Kranson seeking liquidation, winding up, arrangement, adjustment, protection, relief, or composition of the debt of Buyer or Kranson or the appointment of a receiver for Buyer or Kranson, which if instituted by a Person other than Buyer or Kranson is not dismissed or stayed within 60 days after it is commenced.

     2.3. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices Husch & Eppenberger, 100 North Broadway, Suite 1300, St. Louis, Missouri 63102, beginning at 9:00 a.m. (central time) concurrently with the execution of this Agreement by RXI, Seller, and Buyer.

     2.4.      CLOSING OBLIGATIONS.  At the Closing:

               (a) Seller and RXI will deliver or cause to be delivered to
                   Buyer:

                   (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed blank stock powers), with signatures guaranteed by a commercial bank, trust company, or by a member firm of the New York Stock Exchange, for transfer to Buyer;

                   (ii) releases in substantially the form of Exhibit 2.4a(ii) executed by Seller and RXI and their respective Representatives who served as directors or officers of the Company before the Closing (collectively, "Seller's Releases");

                   (iii) a noncompetition agreement in substantially the form of Exhibit 2.4a(iii) to this Agreement, executed by RXI and Seller (collectively, the "Noncompetition Agreement");

                   (iv)   a supply agreement in substantially the form of
                          Exhibit 2.4(a)(iv) to this Agreement, executed by the Seller (the "Supply Agreement") and the other documents to be delivered thereunder;

                   (v)    a distribution agreement in substantially the form of
                          Exhibit 2.4(a)(v) to this Agreement, executed by RXI and Seller (the "Distribution Agreement");

                   (vi) resignations of all of RXI's and Seller's Representatives as officers and directors of the Company and terminations, without any liability on behalf of the Company, of the consulting agreements between the Company and RXI's and Seller's Representatives, all of which are listed on Schedule 2.4(a)(vi) hereto;

                   (vii) complete releases, fully effective as of the Effect-ive Time, in form reasonably satisfactory to Buyer of the Encumbrances identified on Schedule 2.4(a)(vii) and the Company's liabilities and obligations to the creditors listed on Schedule 2.4(a)(vii) hereto;

                   (viii) complete releases, fully effective as of the Effect-
                          ive Time, in form reasonably satisfactory to Buyer of the Company's liabilities and obligations under the Contracts specified on Schedule 2.4(a)(viii);

                   (ix) an agreement with respect to the use of the name Texberry" in substantially the form of Exhibit 2.4(a)(ix) to this Agreement executed by the Seller (the "Name License Agreement");

                   (x)    the Escrow Agreement executed by RXI and the Seller;

                   (xi)   the list of customers of the Business required by
                          Section 2.6;

                   (xii) the list of Accounts Receivable required by Section 2.5(e);

                   (xiii) the lists of accounts payable and accrued expenses
                          and Disputed Payables required by Section 2.5(f);

                   (xiv) consents, estoppel certificates, and lien waivers (substantially in the form provided by Buyer to Seller) and set forth on Schedule 2(a)(xiv);

                   (xv) a fully executed copy of the agreement specified in the last sentence of Section 3.34 of this Agreement;

                   (xvi) the long form of the Company's Articles of Incorporation certified by the Secretary of State of Texas and copy of the Company's bylaws, certified by the Company's secretary;

                   (xvii) the long forms of RXI's and the Seller's certificates of incorporation certified by the Secretary of State of Delaware;

                   (xviii)certificates of good standing for the Seller in the states of Delaware and West Virginia and RXI in Delaware and California;

                   (xix) certificates of good standing for the Company in the states of Texas and Louisiana and all other states in which the Company's conduct of the Business requires the Company to be qualified to do business;

                   (xx) RXI's report on Form 10-Q for its quarter and nine months ended March 31, 1996, as filed by RXI with the Securities and Exchange Commission;

                   (xxi) copies of all agreements, instruments, corporate resolutions, and other documents used to effect the Formation, in form and substance satisfactory to Buyer in its sole discretion, and without limiting the foregoing, including evidence of the Seller's products liability, general liability, and other insurance with respect to liabilities to third parties, in each case naming the Company as an additional insured;

                   (xxii) the opinion of Sidley & Austin in substantially the form of Exhibit 2.4(a)(xxii);

                   (xxiii)a subordination agreement in substantially the form of Exhibit 2.4(a)(xxiii) (the "Subordination
                          Agreement");

                   (xxiv) an agreement in substantially the form of Exhibit
                          2.4(a)(xxiv) executed by Seller, CIT, and Bank One Texas (the "Lockbox Agreement"); and

                   (xxv)  the certificates of insurance specified in Section
                          11.17 of this Agreement.

               (b)  Buyer will deliver, or cause to be delivered, to Seller:

                   (i) the Cash Payment, payable by wire transfer in immediately available funds, provided that $3,750,000 of the Cash Payment (subject to adjustment as provided in this Agreement) shall be deposited in the Escrow pursuant to Section 2.6 of this Agreement;

                   (ii)   the Distribution Agreement, executed by the Company;

                   (iii) the Supply Agreement, executed by the Buyer and the Company;

                   (iv) the Noncompetition Agreement, executed by the Buyer and the Company;

                   (v)    the Kranson Guaranty, executed by Kranson;

                   (vi) the Name License Agreement, executed by the Buyer and the Company;

                   (vii) any lease guarantees required by lessors of leased property to be retained by the Company, executed by the Buyer or Kranson (as may be required by such Lessors);

                   (viii) the Escrow Agreement, executed by the Buyer and the
                          Company;

                   (ix) a release in substantially the form of Exhibit 2.4(b)(ix), executed by the Company of RXI's and Seller's Representatives who served as officers or directors of the Company;

                   (x) the Articles of Incorporation of the Buyer, certified by the Missouri Secretary of State;

                   (xi) a certificate of good standing of the Buyer in the State of Missouri;

                   (xii) the list of the Common Customers locations required under Section 2.6(b) of this Agreement;

                   (xiii) the opinion of Husch & Eppenberger in substantially the form of Exhibit 2.4(b)(xiii) hereto;

                   (xiv)  the Subordination Agreement, executed by the Buyer;
                          and

                   (xv) the Lockbox Agreement, executed by Buyer, the Company, and Bank One Indianapolis.


               (c) As a part of the Purchase Price, but subject to Section 2.5, at and after the Closing, the Buyer shall (i) cause the Company to retain and timely pay, or make provision for the payment in full of, the Business Liabilities outstanding at the Effective Time, and (ii) hold RXI and Seller harmless from any Damages they may incur as a result of the Company's failure to timely pay and discharge all of the Business Liabilities.

     2.5.      ADJUSTMENTS OF PURCHASE PRICE.

               (a) The Seller shall prepare an estimated balance sheet for the Business as of the close of business on the business day immediately preceding the Effective Time(the "Estimated Balance Sheet"), a copy of which is attached hereto as Schedule 2.5(a). The Estimated Balance Sheet will be based upon the Company's balance sheet for the Business as of the close of business on March 31, 1996, prepared from the Company's perpetual inventory and general ledger and carried forward for the transactions occurring each day thereafter to and including the business day immediately preceding the Effective Time. The Seller shall prepare the Estimated Balance Sheet in accordance with GAAP consistently applied in accordance with the Company's past practices with respect to the Business except that there shall be no reserve for doubtful Accounts Receivable of the Business. At the Closing, the Seller shall provide the Buyer with a copy of the Estimated Balance Sheet and related workpapers, and the Buyer and Seller will use the Estimated Balance Sheet and related workpapers to estimate, for the purpose of determining the Cash Payment, (A)(i) the amount of cash held by the Company with respect to the Business, (ii) the amount by which the Accounts Receivable arising from the Business total more or less than $4,000,000, and
(iii) the amount by which the Business' inventories, determined at the Company's cost on a weighted average basis (which approximates FIFO), total more or less than $2,100,000, and (B) the aggregate amount of the Business Liabilities and the amount of accounts payable and accrued expenses included therein. Based upon such determinations, the Purchase Price shall be subject to the following initial adjustments (the "Initial Adjustment"):

                   (i) If the accounts payable and accrued expenses included in the Business Liabilities at the Effective Time aggregate more than $3,300,000, RXI and the Seller shall pay the Buyer at Closing the amount of such excess in immediately available funds.

                   (ii) The Cash Payment component of the Purchase Price shall be increased by the amount of cash held by the Company at the Effective Time.

                   (iii) If the Company's Accounts Receivable arising from the Business exceed $4,000,000 at the Effective Time, the Escrow Deposit shall be increased by the amount of the excess.

                   (iv) If the Company's Accounts Receivable arising from the Business are less than $4,000,000 at the Effective Time, the Escrow Deposit will be reduced by the amount of the shortfall.

                   (v) If the Business' inventories at the Effective Time are less than $2,100,000, the Escrow Deposit will be reduced by the amount of the shortfall.

                   (vi) If the Business' inventories at the Effective Time are more than $2,100,000, the amount of the excess up to $300,000 shall be included in the Escrow Deposit.

                   (vii) The Business Liabilities at the Effective Time shall be decreased on a dollar for dollar basis by the amount of the deposits, prepaid expenses, and other similar items (the "Prepaids") reflected on the Estimated Balance Sheet, and the Cash Payment component of the Purchase Price shall be reduced by all liabilities and obligations at the Effective

                          Time remaining to be satisfied and performed by the Company under the Company's Modification to Employment Agreement dated August 4, 1995, with Joseph Borden if such liabilities and obligations are not included in the Business Liabilities.

     If aggregate adjustments made in favor of the Buyer with respect to the Accounts Receivable and inventories of the Business exceed $3,750,000, the amount of such excess shall reduce the Deferred Payment amount.

                (b) If the amount of the Business' inventories exceeds $2,400,000 at the Effective Time, within five (5) business days after the Closing, the Company shall assign and transfer to the Seller inventories of finished goods mutually selected by Buyer and RXI having a value, determined on a weighted average basis at the Company's cost (which approximates FIFO), equal to such excess (the "Assigned Goods"). If within such five (5) day period Buyer and RXI fail to agree upon the items constituting Assigned Goods to be assigned and transferred to the Seller, the Assigned Goods shall be the actual finished goods having a value (determined as provided in the preceding sentence) equal to such remaining excess that were most recently received by the Company before the Closing, taken in order from newer to older. After the Closing, the Company shall purchase Assigned Goods from time to time from the Seller as and when the Company requires supplies of the kind of products included in the Assigned Goods in the Ordinary Course of Business, provided, however, that notwithstanding any noncompetition covenants or agreements of the Seller and its affiliated companies, the Seller may sell to third parties, including customers of the Company, any of the Assigned Goods that the Company has not purchased from the Seller within 90 days after the Closing. The purchase price for Assigned Goods to be paid by the Company shall be the value of such goods determined as provided in this Section 2.5 at the time they were assigned to the Seller.

               (c) During the period from June 1, 1996, through June 4, 1996, (i) all shipments of products received by the Seller for use in the Business shall be segregated from the Seller's inventories on hand as of the close of business on the last business day immediately preceding the Effective Time, (ii) Seller shall make no shipments to customers of products of the Business, and (iii) Seller shall not take any action to incur any accounts payable. During the period from June 1, 1996, through June 4, 1996, the Seller and Buyer will also conduct a physical count of the inventories of the Business, which representatives of LFH will observe. Pursuant to the engagement letter attached hereto as Schedule 2.5(c) (the "Engagement Letter"), LFH will prepare and deliver to RXI, Seller, Buyer, and the Escrow Agent within 90 days after the Closing an audit report (containing an unqualified opinion) setting forth the valuation of the beginning inventories of the Business (which inventories shall not include any items manufactured by the Company or the Seller or its affiliates) prepared in accordance with GAAP on a weighted average basis at the lower of market or the Company's cost, including freight (which approximates FIFO), together with LFH's written determination of (i) the amount of such inventories valued at the lower of the Company's cost or market, (ii) the amount of the writedowns from cost to market, and (iii) the amount by which the sum of (i) and (ii) above differs from the value of inventories of the Business shown on the Estimated Balance Sheet. LFH's audit report and written determination of such difference shall be conclusive and binding upon, RXI, Seller, Buyer, and the Escrow Agent. If LFH's written determination of such difference in the inventories of the Business results in the Business' inventories having a value that is higher than the inventories shown in the Estimated Balance Sheet, the Purchase Price shall be increased by the Buyer's depositing into the Escrow, and the Escrow Deposit being increased by, the amount of any increase in the inventories (provided that if the amount of the increase results in inventories in excess of $2,400,000, the excess shall be treated in accordance with Section 2.5(b) of this Agreement). The Purchase Price shall be adjusted and there shall be paid out to the Buyer or its designee from the Escrow, and the amount of the Escrow Deposit shall be decreased by, the amount by which the inventories of the Business, as specified in LFH's written determination, are less than the inventories reflected on the Estimated Balance Sheet, provided that if the amount to be paid out exceeds the outstanding Escrow Deposit, the Deferred Payment amount will be reduced by the amount of the excess.

               (d) If any items included in the inventories of the Business at the Effective Time (other than Assigned Goods not purchased by the Company and certain discontinued items excluded from the inventories of the Business at the Effective Time (the "Non-Transferred Goods")) remain unsold 180 days after the Closing Date because they are damaged, obsolete, or otherwise unsalable in the ordinary course of business of the Company as conducted by Buyer for at least the Buyer's cost, the Company shall return such items to the Seller (the "Returns"). Buyer agrees that for a period of not less than six months from the Closing Date, the Company will continue to offer all items included in the inventories of the Business for sale in the ordinary course of business of the Company as conducted by Buyer. If the aggregate Returns exceed $25,000, the Purchase Price shall be reduced by the amount of the excess which shall be withdrawn from the Escrow and paid to the Buyer or its designee, and if the excess is greater than the outstanding Escrow Deposit, the remaining excess shall then reduce the Deferred Payment amount. Notwithstanding any noncompetition agreement or covenant to which the Seller is a party, the Seller may sell Returns or Non-Transferred Goods to any Person. The amount of any such excess shall be determined by LFH, which will prepare and deliver to Buyer, Seller, RXI, and the Escrow Agent a special report setting forth each item included in the Returns, the quantity thereof, and the cost thereof at Buyer's purchase price hereunder, together with LFH's computation of such excess, and LFH's special report and determination of such excess shall be conclusive and binding on the parties to this Agreement and the Escrow Agent.

               (e) (i)    At Closing, the Seller shall deliver to Buyer a
list of all outstanding Accounts Receivable as of the Effective Time by open invoice as of the close of business on the last business day before the Closing Date, showing the aging of such Accounts Receivables. Following the Closing, the Buyer shall cause the Company to use its Best Efforts to collect the Accounts Receivable (including refusal to ship any order to a customer having outstanding Accounts Receivable aged more than ninety (90) days after their invoice date), and all payments received during such period on a customer's Accounts Receivable shall be applied to the oldest Accounts Receivable unless the customer asserts a claim under product warranty, shortage or other bona fide defense to payment. The Buyer shall cause the Company to provide the Seller with monthly reports on the collection of Accounts Receivable.

                   (ii) If any Accounts Receivable remain uncollected 180 days after the Closing Date, the Purchase Price shall be decreased by an amount equal to the aggregate amount of the uncollected Accounts Receivable, which shall be withdrawn from the Escrow and paid to the Buyer or its designee, and if the amount to be paid to the Buyer exceeds the outstanding Escrow Deposit, the excess shall reduce the Deferred Payment amount. Buyer, at its sole election, may cause the Company to assign any or all such uncollected Accounts Receivable to the Seller, without recourse to the Buyer or the Company. If the Company retains any such uncollected Accounts Receivable, it shall continue to attempt to collect such Accounts Receivable but it need not use its Best Efforts to do so, and if the Company subsequently collects any such Accounts Receivable, whether in whole or in part, the Purchase Price shall be increased by the Company's depositing the collected amounts in the Escrow, and the Escrow Deposit will be increased by the deposit.

                   (iii) The Seller may attempt to recover products sold by the Company to account debtors of the uncollected Accounts Receivable that the

Company assigns to the Seller, and, notwithstanding any noncompetition covenants or agreements of the Seller and its affiliated companies, the Seller may resell such recovered products to third parties, including customers of the Company.

                   (iv) All collections of Accounts Receivable by the Company between the Effective Time and the close of business on June 3, 1996, shall be credited to the Seller and shall reduce the Cash Payment component of the Purchase Price on a dollar for dollar basis but shall be considered a part of the Purchase Price.

               (f) (i)    At the Closing, the Seller shall designate in
writing to the Buyer all of the accounts payable not included on the Closing List that the Company is disputing (the "Disputed Payables") and stating the basis for each such dispute. Seller and RXI shall indemnify and hold Buyer and the Company harmless from and against all Disputed Payables and all costs, liabilities, or damages to the Company arising from or in connection therewith.

                   (ii) If after the Closing the Company or the Buyer pays (with the consent of the Seller or pursuant to Section 2.5(f)(iii)) or is required to pay any account payable or expense of the Company (including any Disputed Payable) that arose before the Effective Time and is not included in the Closing List, the Purchase Price shall be reduced by the amount of such payment which shall be withdrawn from the Escrow and paid to the Buyer or its designee, and the Escrow Deposit shall be reduced accordingly. If the amount of such payments made by the Company or the Buyer exceed the outstanding Escrow Deposit, the amount of such excess shall reduce the Deferred Payment amount.

                   (iii) Buyer shall have the right, in good faith, to pay, without Seller's consent, any Disputed Payable or any other amount included within Section 2.5(f)(ii) claimed to be owing by a Person who supplied the Business in calendar year 1995 $100,000 or more of goods and service.

               (g) If after the Closing Date the Company uses any federal or state net operating loss carryforwards or state tax credits generated from the operation of the businesses of the Company before the Effective Time (the "Tax Benefits"), the Purchase Price shall be increased, and Buyer will cause the Company to pay Seller the amount of cash savings on tax payments actually realized by the Company as and when it uses the Tax Benefits. Within 120 days after the end of each of its fiscal years (until the Tax Benefits have been fully used or have expired), the Buyer shall cause the Company to give the Seller written notice of the Tax Benefits applied by the Company with respect to Taxes payable by it for such Tax Benefits.

               (h) There shall be added to all reductions in principal of the outstanding Deferred Payment amount all interest previously paid on the amount of such reductions between the Closing Date and the date of such reductions and all accrued but unpaid interest on such amounts shall be reversed and canceled. If there shall occur an increase in the outstanding Deferred Payment amount, the Buyer shall include in the interest payment on the outstanding Deferred Payment amount next occurring after the date of such increase an amount equal to the interest on such increase, determined in accordance with Section 2.2(b) of this Agreement, from the Closing Date to the date of such increase.

               (i) If the aggregate amount of reductions of the Deferred Payment under Sections 2.5(a)-(h) of this Agreement exceeds the sum of $2,250,000 plus any increases to the Deferred Payment amount, RXI and the Seller shall promptly, upon receipt of notice from Buyer, pay to the Buyer the amount of such excess together with interest thereon determined in accordance with Section 2.5(b) and 2.5(h) of this Agreement.

                     (j)  Notwithstanding anything to the contrary in this
Agreement, in no event shall the sum of the Cash Payment (which includes the Escrow Deposit as adjusted by the Initial Adjustment) and the Company's indebtedness to CIT, included in the Business Liabilities exceed the total of $9,750,000 plus all cash held by the Company on the Closing Date, provided that after giving effect to the Initial Adjustment, such sum may be less than the total of $9,750,000 plus all cash held by the Company on the Closing Date.

     2.6.      ESCROW.

               (a) From the Cash Payment payable by Buyer to Seller at Closing, Buyer shall deposit (or cause to be deposited) in an interest bearing account (the "Escrow") with Mercantile Bank of St. Louis, N.A. (the "Escrow Agent"), the principal sum of $3,750,000 adjusted as hereinbefore provided and subject to further increase or decrease as provided in this Agreement (the "Escrow Deposit"). At the Closing, Buyer, Seller, and the Escrow Agent will enter into an Escrow Agreement in form and substance reasonably satisfactory to each of them (the "Escrow Agreement"). The principal amount of the Escrow Deposit, as adjusted from time to time as hereinbefore provided and as provided in Section 10 hereof and less the amount paid to the Buyer as set forth below, will be paid to Seller within ten (10) days after delivers the special audit and certification to RXI, Seller, Buyer, and the Escrow Agent as provided under Section 2.6(c) of this Agreement. All interest earned on the Escrow Deposit will be allocated between Seller and the Buyer in proportion to the cash paid to each party at the close of the Escrow, provided that in the case of payments from the Escrow to the Buyer or its designee in accordance with Section 2 of this Agreement, such payments shall include the amount of interest earned thereon from the date of the Closing to the date of payment.

               (b) At the close of the Escrow, Buyer shall receive a payment of $3.87 of the remaining Escrow Deposit for each $1.00 of Gross Margin Shortfall (as hereinafter defined), with such payment being the "Shortfall Payment." The "Gross Margin Shortfall" is the amount, if any, by which the actual gross profits realized by the Business during the measuring period beginning June 1, 1996, and ending May 31, 1997 (such period being the "Measuring Period") are less than $5,500,000. For the purposes of this
Section 2.6(b), gross profit will be measured using inventories determined on a weighted average basis at the lower of cost or market, including freight (which approximates FIFO), in accordance with GAAP and after all freight and delivery costs applicable to all sales have been deducted. In determining the gross profits realized by the Business there shall be included in sales by the Business all sales made by the Company and the Buyer and its other affiliates to customers of the Business set forth on Schedule 2.6(b)(i) without regard to place of shipment of the goods sold, excluding, however, all sales made by Kranson's existing branch locations and affiliates to common customers of Kranson and the Company (the "Common Customers") set forth on Schedule 2.6(b)(ii), a list of which Kranson will prepare based upon information provided it by the Company and delivered to Seller at Closing, but including all sales made by Kranson's Dallas branch, whether or not to existing customers of the Business. During the twelve month period, Buyer will not, and will cause the Company and Kranson not to, transfer sales to Common Customers by the Company and Kranson's Dallas branch to other locations operated by Kranson or its affiliates.

               (c) To establish the actual gross profits of the Business during the Measuring Period, LFH shall, pursuant to the Engagement Letter, prepare and deliver to RXI, Seller, Buyer, and the Escrow Agent within 90 days after the end of the Measuring Period, an audit report (containing an unqualified opinion) setting forth the gross profits for the Measuring Period, together with LFH's determination, based on the gross profits of the Business during the Measuring Period set forth in the audit report, of the Gross Margin Shortfall and the amount of the Shortfall Payment. LFH will deliver copies of the audit report to

 RXI, Seller, Buyer, and the Escrow Agent and will certify to RXI, Seller, Buyer, and the Escrow Agent the amount of such gross profits, Gross Margin Shortfall, and Shortfall Payment, which certification shall be conclusive and binding upon RXI, Seller, Buyer, and the Escrow Agent.

     2.7. DEFERRED PAYMENT AMOUNT AVAILABILITY. If as a result of reductions of the Escrow Deposit or any other payments to Buyer from the Escrow under Sections 2.5 and 10 of this Agreement, the outstanding Escrow Deposit shall be less than the aggregate Shortfall Payment, the outstanding Deferred Payment amount shall be reduced by the amount of such excess.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and RXI represent and warrant to Buyer as follows:

     3.1.      ORGANIZATION AND GOOD STANDING

               (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Schedule 3.1(a) sets forth each jurisdiction in which the Company is qualified to do business. There are no jurisdictions not scheduled in which the nature of the Company's business operations or the ownership of its property requires it to qualify or register to do business.

               (b) Pursuant to Section 2.4 of this Agreement, Seller has furnished Buyer true and complete copies of the Company's Organizational Documents, as amended to date, certified as of recent date in the case of the articles of incorporation, by the secretary of State of the State of Texas, and in the case of the bylaws, certified by the Company's Secretary. The Organizational Documents of the Company are in full force and effect, and have not been amended since the respective dates of such certifications.

               (c) Except as set forth on Schedule 3.1(c) to this Agreement, the Company does not own or control, directly or indirectly, of record or beneficially, any stock, equity, voting, ownership, or other interest in any corporation, partnership, joint venture, trust, association, organization or other entity.

     3.2.      AUTHORITY; NO CONFLICT

               (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller and its affiliated companies of the Supply Agreement, Name License Agreement, Distribution Agreement, Escrow Agreement, Seller's Release, Noncompetition Agreement, and all other agreements between Seller and its affiliates, as one party, and Buyer and/or the Company, as the other party, required under Section 2.4(a) of this Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller and the other affiliates of the Seller who are parties to the Seller's Closing Documents enforceable against Seller and such affiliates in accordance with their respective terms. Seller and such affiliates have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform their respective obligations under this Agreement and the Seller's Closing Documents. The form, execution, and delivery of this Agreement and the Seller's Closing Documents and the performance by the Seller and its affiliates of their respective obligations hereunder and thereunder have been duly approved by the Seller's board of directors and the boards of directors of such affiliates. Except as set forth in Schedule 3.2(a) to this Agreement, no other permits, licenses, Consents, clearances, or proceedings of any kind are required for the Seller's and its affiliates' execution, delivery, and performance of this Agreement and the Seller's Closing Documents under (i) the Organizational Documents of the Seller and such affiliates, (ii) any judgment, order, writ, injunction, decree, ordinance, law, rule, regulation, resolution, or instrument of any federal, state, or local Governmental Body binding on the Seller or such affiliate, or
(iii) any indenture, instrument, or other Contract to which any of the Company, the Seller, or such affiliates are a party, or by which the Company, the Seller, or the Seller's affiliates are bound.

               (b) Except as set forth in Schedules 3.2(b)(i) through (vii) to this Agreement, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                    (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, Seller, or RXI or any of the assets owned or used by the Company, may be subject;

                    (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                    (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

                    (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                    (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                    (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned by the Company and used in the Business or otherwise used by the Company in the Business.

     Except as set forth in Schedule 3.2(b)(viii) to this Agreement, the Company is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

               (c) The Company has obtained all Governmental Authorizations from Governmental Bodies that are legally necessary or are material, singularly or in the aggregate, to the operation of its businesses. All such Governmental Authorizations obtained by the Company are in full force and effect and are listed on Schedule 3.2(c) to this Agreement. The Company is in compliance in all material respects with the terms of all such Governmental Authorizations and with all requirements, standards and procedures of the Governmental Bodies that issued such Governmental Authorizations, and there does not exist under any of the foregoing any default or event of default or event which, with notice or lapse of time or both, would constitute an event of default under, or violation of, any such Governmental Authorizations by the Company.

     3.3. CAPITALIZATION. The authorized equity securities of the Company consist of 100,000 shares of common stock, no par value, and 5,000 shares of preferred stock, no par value per share, issuable in one or more series. Twenty-five thousand shares of such common stock and 3,750 shares of 8% cumulative preferred stock are issued and outstanding and such common and preferred stock in the aggregate constitute the Shares, which are the only issued and outstanding equity securities of the Company. Seller is the sole record and beneficial owner and holder of the Shares. Seller is delivering the Shares to Buyer free and clear of all Encumbrances and without any legend or other reference to any purported Encumbrance appearing upon any certificate representing the Shares. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts, calls, options, warrants, rights, subscriptions, obligations, or other commitments of the Company or the Seller directly or indirectly relating to the authorization, issuance, sale, transfer, or other disposition or the repurchase or other acquisition of any equity securities or other securities (including, within limitations, securities convertible into or exchangeable for equity securities) of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4. FINANCIAL INFORMATION. Seller has delivered to Buyer: (i) financial information for the Business for the fiscal year ended June 30, 1994, in the form attached hereto as Schedule 3.4(i), (ii) financial information for the Business for the fiscal year ended June 30, 1995, in the form attached hereto as Schedule 3.4(ii), (iii) financial information for the Business for the twelve months ended December 31, 1995, in the form attached hereto as Schedule 3.4(iii) (with the financial information identified in clauses (i) - (iii) being collectively the "Business Financial Information"), and (iv) a listing of the customers of the Business during the twelve months ended December 31, 1995, the sales to each such customer, and the gross profit realized from such sales to each such customer, in the form attached hereto as Schedule 3.4(iv) (the "Lists"). Subject to the exceptions set forth on Schedule 3.4(v), the Business Financial Information fairly present the results of operations of the Business for the periods then ended and were prepared in accordance with GAAP, consistently applied. Except as set forth in Schedule 3.4(v), the Lists fully and accurately set forth all of the customers of the Business during the twelve months ended December 31, 1995, and the sales to each such customer during such period and the gross profits realized from such sales. The Business Financial Information and the Lists are collectively referred to as the "Financial Information."

     3.5. BOOKS AND RECORDS. The books of account, ledgers, financial records, data, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of the stockholders, the Board of Directors, or any such committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

      3.6.      REAL AND PERSONAL PROPERTY.
                (a) The Company does not lease any real property other than the premises identified in Schedule 3.6(a) to this Agreement, which sets forth a complete list including location, of all land, plants, warehouses, office buildings, stores and other buildings and real property leased, rented or occupied by the Company. Schedule 3.6(a) also identifies all such leased real property that the Company has transferred by lease assignment to the Seller before the Closing Date as a part of the Formation. Except as set forth on Schedule 3.6(a), Seller has obtained and delivered to the Company complete releases of all of the Company's liabilities and obligations under the leases for all real properties transferred to the Seller in the Formation. With respect to each real property leased or rented by the Company as tenant or lessee, Schedule 3.6(a) lists the name and address of the parties (including any assignees or sublessees), to each lease or other agreement creating such real property interest. No such lease is recorded on the books and records of the Company as a capital lease. True, correct and complete copies of each lease, mortgage, or other instrument referred to in such Schedule that were not transferred to the Seller in the Formation have been delivered to the Buyer and each is in full force and effect and constitutes a legal, valid, and binding obligation of the Company, and, to the Knowledge of Seller and RXI, constitutes a legal, valid, and binding obligation of the other parties thereto, enforceable in accordance with its terms, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute an event of default by the Company or, to the Knowledge of Seller and RXI, by any other party thereto.

               (b) Schedule 3.6(b) to this Agreement sets forth a complete list including location, of all land, plants, warehouses, office buildings, stores and other buildings and real property owned by the Company at any time between January 1, 1996, and the Closing Date, all of which the Company has transferred to the Seller before the Closing Date in the Formation. With respect to each such property, Schedule 3.6(b) lists the name and address of the parties to each lease, mortgage, or other instrument encumbering such property and the terms thereof. True, correct, and complete copies of each lease, mortgage or other instrument referred to in such Schedule have been delivered to Buyer, and Seller has obtained and delivered to the Company a complete release of all liabilities and obligations of the Company under each such lease, mortgage, or other instrument. The Company has not entered into any options to purchase, rights of first refusal, contracts of purchase and sale or options to lease affecting any such real property except as shown on
Schedule 3.6(b). No tenants are entitled to any rental or other concessions except as disclosed on such Schedule. Seller has delivered to Buyer copies of all title insurance policies, and surveys in the possession of the Seller or the Company that relate to such real property.

               (c) All real property leased or used by the Company is in compliance in all material respects with all applicable Legal Requirements and is able to be used for commercial, manufacturing, and industrial purposes as currently operated without any governmental restrictions or limitations thereon, except as provided in permits and licenses held by the Company or transferred to the Seller in the Formation. All real property owned, leased, or used by the Company that was transferred to the Seller in the Formation was as of the date of the Formation in compliance in all material respects with all applicable Legal Requirements. To Seller's and RXI's knowledge, there are no notices or claims made by Governmental Bodies of any violations relating to any buildings or real property leased, occupied, owned, or used by the Company or transferred to the Seller in the Formation of any applicable law, ordinance, code, or regulation or the operations of the Company or any other tenant conducted therein. To Seller's and RXI's Knowledge, all buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof, and structural systems used in connection with the operation of the Business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as the Business was conducted before the Closing. To Seller's and RXI's Knowledge, no material expenditures are required to be made by the Company for the repair or maintenance of any improvements currently on any such premises used in connection with the operation of the Business or for the construction or modification of any improvements necessary for any real property leased or owned by the Company and used in connection with the operation of the Business to comply in the future with any requirement of existing law. No challenges or appeals are pending, or to the Knowledge of the Seller and RXI, threatened regarding the amount of the Taxes payable by the Company on, or the assessed valuation of, any premises owned or leased by the Company (including premises transferred to the Seller in the Formation), and no special arrangements or agreements exist between the Company and any Governmental Body with respect thereto. No Tax assessment (other than normal, annual general real estate Tax assessments) is pending or, to the Knowledge of Seller and RXI, threatened against the Company with respect to any portion of any leased or owned premises (including premises transferred to the Seller in the Formation).

               (d) Except as set forth on Schedule 3.6(d) to this Agreement, the real properties owned by the Company are free and clear of all Encumbrances and the real properties leased by the Company that were not transferred to the Seller in the Formation are not subject to any restriction on the use thereof in connection with the operation of the Business except as provided in the leases of such properties.

               (e) Schedule 3.6(e) to this Agreement describes each item of tangible personal property (except Inventory) with a present book value in excess of $5,000 (the "Tangible Personal Property") owned by the Company and used in connection with the operation of the Business. Schedule 3.6(e) also lists all molds owned by the Company and used in connection with the operation of the Business (as distinct from the Manufacturing Business), without regard to their original purchase prices or original book values.
Schedule 3.6(e) also identifies the name and address of the Person having possession of each such mold. With respect to each item of Tangible Personal Property owned by the Company and used in connection with the operation of the Business, Schedule 3.6(e) lists the type and quantity of such property, its current book value, and each Encumbrance thereon, the holder thereof, and the amount and repayment terms of any debt or obligation which such Encumbrance secures.

               (f) Schedule 3.6(f) attached hereto describes each item of leased tangible personal property (except Inventory) with a remaining aggregate projected amount of lease payments in excess of $25,000 (the "Leased Tangible Personal Property") (i) transferred to the Seller in the Formation, and (ii) retained by the Company after the Formation. With respect to each such item of Leased Tangible Personal Property, Schedule 3.6(f) lists the kind and quantity of such property and the parties to the lease or rental agreement, including assignees and sublessees. Except as noted in Schedule 3.6(f), no such lease is recorded on the books and records of the Company as a capital lease. Each lease or other instrument referred to on such Schedule and retained by the Company after the Formation is in full force and effect and constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of Seller and RXI, constitutes a legal, valid, and binding obligation of the other parties thereto, enforceable in accordance with its terms, and there is not under any of such leases any existing default or event of default or event which with notice or lapse of time or both would constitute a default by the Company or, to the Knowledge of Seller and RXI, by any other party thereto that in either case would result in a termination or acceleration under any such lease. With respect to the Leased Tangible Personal Property transferred to the Seller in the Formation, the Seller and RXI have obtained and delivered to the Company complete releases of all of the Company's liabilities and obligations of the leases therefor.

                (g) The Company either owns or holds by valid subsisting lease all Tangible Personal Property or Leased Tangible Personal Property used by it in connection with the operation of the Business and reflected in the Estimated Balance Sheet. Except as set forth in Schedule 3.6(e) or 3.6(f), no Tangible Personal Property or Leased Tangible Personal Property used by the Company in connection with the operation of the Business is held under any lease, security agreement, conditional sale contract, installment sale contract or is subject to any Encumbrance, or is located at a place not in the possession of the Company.

               (h) Schedule 3.6(h) to this Agreement lists all deposits, Prepaids, and other similar assets of the Company used in connection with the Business, all of which arose in the ordinary Course of Business of the Business.

     3.7. CUSTOMERS AND SUPPLIERS. Schedule 3.7 attached hereto sets forth as of December 31, 1995, and for the twelve months then ended, the name and amounts of purchases from each supplier of merchandise to the Business during such period, and all such purchase amounts (excluding freight charges) are fully reflected in costs of sales in the Business Statement for the twelve months ended December 31, 1995. Schedule 3.7 also contains copies of the forms of purchase order for inventory and other supplies and sales invoices for finished goods used by the Company in the Business. To Seller's and RXI's Knowledge, there exist no present threatened or reasonably foreseeable circumstances involving customers, suppliers, or sales representatives that would adversely affect the Business or prevent its conduct after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

     3.8.      ACCOUNTS RECEIVABLE.

               (a) All Accounts Receivable that are reflected on the accounting records of the Company as of the Closing Date and the Estimated Balance Sheet (collectively, the "Accounts Receivable") represent valid obligations arising from shipments actually made or services actually performed prior to Closing in the Ordinary Course of Business. Except as set forth on Schedule 3.8(a), there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, with any Account Receivable debtor relating to the amount or validity of such Account Receivable. Schedule 3.8(a) to this Agreement also contains a complete and accurate list of all Accounts Receivable as of the close of business on the business day immediately preceding the Effective Time, which list sets forth the aging of such Accounts Receivable.

               (b) Schedule 3.8(b) to this Agreement also sets forth with respect to each note receivable of the Company outstanding as of the date hereof, the name and address of the maker and any endorsers, the date, the original dollar amount, the current outstanding balance, terms of payment and a description of any assets securing such note. Except as indicated on
Schedule 3.8(b) to this Agreement, no note receivable is in default and the Company has not granted any waiver or extension of time for payment with respect to any note receivable. Each such note receivable represents valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. All such notes receivable will be collectible in full in accordance with their terms.

     3.9. INVENTORY. All inventories of the Business, whether or not reflected in the accounting records of the Company, consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of the Company as of the Effective Time and on the Estimated Balance Sheet. All inventories of the Business not written off have been priced at the lower of cost or market on a weighted average basis (which approximates FIFO). The quantities of each item of inventory of the Business are not excessive, but are reasonable in the present circumstances of the Business. All inventories of the Business are properly stored and in compliance with all applicable laws, rules, and regulations of Governmental Bodies.

     3.10.     NO UNDISCLOSED LIABILITIES.  Other than (i) as set forth in
Schedule 3.10 to this Agreement and (ii) accounts payable or expenses described in Section 2.5(f) for which the Buyer receives indemnification payments from Seller or RXI or with respect to which Buyer receives payments from the Escrow Deposit, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the accounting records of the Company (and previously disclosed to Buyer) and on the Estimated Balance Sheet.

     3.11.     TAXES.

               (a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Schedule 3.11(a) to this Agreement contains a complete and accurate list of, all such Tax Returns filed since August 1, 1992, or such earlier date as may be applicable to any Tax Returns that remain open for audit. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Schedule 3.11(a) to this Agreement and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been or will be provided the accounting records of the Company or Seller and the Estimated Balance Sheet.

               (b) Except as set forth on Schedule 3.11(b), the United States federal, state, and local income Tax Returns of the Company have been audited by the IRS or relevant state or local tax authorities or are closed by the applicable statute of limitations for all taxable years through 1991.
Schedule 3.11(b) to this Agreement contains a complete and accurate list of all audits (including audits in process and audits not yet commenced but with respect to which notices of audit have been received by the Seller or the Company) of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11(b) to this Agreement, are being contested in good faith by appropriate proceedings. RXI and Seller have delivered to Buyer correct and complete copies of all IRS examination reports and statements of deficiencies assessed against or agreed to by the Company or RXI with respect to United States federal income Tax Returns filed by the Company or any group of corporations including the Company on or after August 1, 1992. Except as described in Schedule 3.11(b) to this Agreement, neither the Seller nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

               (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes.
There exists no proposed tax assessment against the Company except as disclosed in the accounting records of the Company, or Schedule 3.11(c) to
this Agreement.   No consent to the application of Section 341(f)(2) of the
Code has been filed with respect to any property or assets held, acquired, or to be acquired by the Company for use in the Business. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

               (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. No such Tax Return contains a disclosure statement under Section 6662(d)(2)(B)(ii) of the Code or any similar provision of any state, local, or foreign Legal Requirement. There is no tax sharing, tax allocation, or tax indemnity agreement that will require any payment by the Company after the date of this Agreement. The Company is not, and within the five year period preceding the Closing Date has not been, an "S" corporation.

               (e) Except as set forth on Schedule 3.11(e) to this Agreement, (i) there are no Tax rulings, requests for rulings, or closing agreements to which the Company is a party and which could affect the Company's liability for Taxes for any period ending on or after the Closing Date; (ii) neither Seller nor the Company has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for the Company from any taxable period ending on or before the Effective Time to any taxable period ending after the Effective Time; (iii) no power of attorney has been granted with respect to any matter relating to Taxes of the Company that is currently in force; (iv) none of the property of the Company used in the Business is required to be treated as owned by another person pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Section 168(h) of the Code; (v) neither the Seller nor the Company has participated in or cooperated in an international boycott, within the meaning of Section 999 of the Code, nor has any such corporation had operations which are or may hereafter become reportable under
Section 999 of the Code; (vi) the Company has not disposed of property in a transaction currently being accounted for under the installment method pursuant to Section 453 or 453A of the Code; (vii) the Company has no corporate acquisition indebtedness, as described in Section 279(b) of the Code; (viii) the Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ix) the Company has not been a United States real property holding corporation (as defined in Section 879(c)(2) of the Code) (or similar provision of state law) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (x) the Company has not, nor has it ever had, a permanent establishment (as defined in any applicable tax treaty or convention between the United States and such foreign country), branch or office in any foreign country or possession of the United States.

               (f) Since RXI acquired the Company, the Company has been included as a part of RXI's consolidated group for the purposes of filing Tax Returns of RXI.

               (g) To the Knowledge of RXI and Seller, after giving effect to (i) RXI's estimated consolidated losses for the fiscal year ending June 30, 1996, (ii) RXI's consolidated net operating loss carryforward, and (iii) the Formation and the Contemplated Transactions, the consolidated group of RXI and its Subsidiaries will not be required to pay any federal income taxes for the fiscal year ending June 30, 1996, or any state income taxes for the 1996 tax year aggregating more than $250,000.

               (h) At the time of the Formation, Seller had an adjusted basis for federal income tax purposes in the intercompany indebtedness owed to it by the Company no less than the outstanding principal amount of the intercompany indebtedness contributed by Seller to the capital of the Company in connection with the Formation.

      3.12. NO MATERIAL ADVERSE CHANGE. Except as set forth on Schedule 3.12, since December 31, 1995, there has not been any material adverse change in the Business or its operations or financial condition or the properties or assets used by the Company in connection with the operation of the Business, and no event has occurred or circumstance exists that is likely to result in such a material adverse change. Without limiting the generality of the foregoing sentence, except as set forth on Schedule 3.12, since December 31, 1995, there has been no (i) material adverse change in the condition (financial or otherwise) of the assets of the Company used in connection with the operation of the Business, the equity or liabilities of the Company as they relate to the Business, or the earnings or, to Seller's and RXI's Knowledge, the business of the Business; (ii) damage to, or destruction or loss of, any of the properties or other items used in connection with the operation of the Business and carried in the accounts of the Company at more than $10,000 not covered by insurance; (iii) union organizing efforts, labor interruption, or labor dispute affecting the Business; (iv) resignation, retirement, or termination of the employment of any key employees of the Company engaged in the Business; (v) material reduction in the sales of the Business to the ten largest customers each in each branch location of the Business measured in terms of gross profit dollars; (vi) material reduction in the sales of the Business to the ten largest national customers of the Business measured in gross profit dollars; or (viii) material reduction of purchases for the Business by the Company from the ten largest suppliers of the Business measured in dollar purchases.

     3.13.     EMPLOYEE BENEFITS

               (a) As used in this Section 3.13, the following terms have the meanings set forth below. "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate.

     "Company Plan" means all Plans of which the Company or an ERISA Affiliate is a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates. All references to Plans are to Company Plans unless the context requires otherwise.

     "Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate.

     "ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under Code Section 414.

     "Multiemployer Plan" has the meaning given in ERISA Section 3(37)(A).

     "Other Benefit Obligations" means all obligations, arrangements, or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 312.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" has the meaning given in ERISA Section 3(2)(A).

     "Plan" has the meaning given in ERISA Section 3(3).

     "Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

     "Qualified Plan" means any Plan that meets or purports to meet the requirements or Code Section 401(a).

     "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

     "VEBA" means a voluntary employees' beneficiary association under Code
Section 501(c)(9).

     "Welfare Plan" has the meaning given in ERISA Section 3(1).

               (b) (i)    Schedule 3.13(b)(i) to this Agreement contains a
complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are Qualified Plans or (B) Multi-Employer Plans.

                   (ii) Neither the Company nor any ERISA Affiliate has at any time within the six year period prior to the date hereof maintained, participated in or contributed to a Title IV Plan, any Multi-Employer Plan, or any Plan, other than a Pension Plan, which provides for post-retirement benefits other than pension benefits.

               (c) Seller has delivered to Buyer:

                   (i) all documents that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Seller or the Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                   (ii) all personnel, payroll, and employment manuals and policies of the Company;

                   (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                   (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                   (v) all registration statements filed with respect to any Company Plan;

                   (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

                   (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                   (viii) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                   (ix) the Form 5500 filed for the most recent plan years with respect to the Company Plan identified in Section 11.18 hereto and any other Company Plan to be continued by the Company after the Closing, including all schedules thereto and the opinions of independent accountants;

                   (x) all notices that were given by the Company or any ERISA Affiliate or any Company Plan to the IRS, the PBGC, or any participant or beneficiary with respect to a Company Plan, Company Other Benefit Obligation, or Company VEBA, pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

                   (xi) all notices with respect to a Company Plan, Company Other Benefit Obligation, or Company VEBA that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the three years preceding the date of this Agreement; and.

                   (xii) with respect to Qualified Plans and VEBAs, the most recent determination letter for each Plan of the Company that is a Qualified Plan and the most recent exemption letter for each VEBA.

               (d)  Except as set forth in Schedule 3.13(d) to this Agreement:

                   (i) The Company has performed in all material respects all of its obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                   (ii) To the Knowledge of Seller and RXI, no statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have a material adverse economic consequence to the Company or to Buyer.

                   (iii) The Company, with respect to all Company Plans, Company Other Benefits Obligations, and Company VEBAs, is, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in compliance in all material respects with ERISA, the Code, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                          (A)  To the Knowledge of Seller and RXI, no
                   transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) have occurred with respect to any Company Plan.

                          (B) The Company has incurred no tax or excise tax liability under Chapter 43 of the Code with respect to any Plan.

                          (C) To the Knowledge of Seller and RXI, all filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

                   (iv) No event has occurred or circumstance exists that is likely to result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

                   (v) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to Seller's Knowledge, is threatened.

                   (vi) The IRS has issued a favorable determination letter with respect to the qualification of each Qualified Plan of the Company under Code Section 401(a); and tax exempt status under Code Section 501(a) of each trust thereunder. Each Company VEBA is exempt from federal income tax. To the Knowledge of Seller and RXI, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                   (vii) Neither the Company nor any ERISA Affiliate has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. To the Knowledge of Seller and RXI no event has occurred or circumstance exists that could reasonably result in withdrawal from the participation in or the termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of either the Company or Buyer to a Multiemployer Plan.

                   (viii) Neither the Company nor any ERISA Affiliate has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                   (ix)   To the Knowledge of Seller and RXI, no
Multiemployer Plan to which the Company or any ERISA Affiliate contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                   (x) Seller and the Company have complied in all material respects with the provisions of ERISA Section 601 et seq. and Code
Section 4980B.

                   (xi) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under Code Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                   (xii) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under a Company Plan, Other Company Benefit Obligation, or Company VEBA.

     3.14.     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

               (a)  Except as set forth in Schedule 3.14(a) to this Agreement:

                   (i) the Company is, and at all times since January 1, 1993 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                   (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement in all material respects, or (B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                   (iii) to the Seller's and RXI's Knowledge, except as set forth on Schedule 3.19, the Company has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (b) Schedule 3.14(b) to this Agreement contains a complete and accurate list of each Governmental Authorization that is held by the Company with respect to the Business or that otherwise relates to the Business or to any of the assets owned or used by the Company in connection with the Business. Each Governmental Authorization listed or required to be listed in Schedule 3.14(b) to this Agreement is valid and in full force and effect. Except as set forth in Schedule 3.14(b) to this Agreement:

                   (i) the Company is, and at all times since January 1, 1993, has been, in compliance in all material respects, with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14(b) to this Agreement;

                   (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b) to this Agreement, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14(b) to this Agreement;

                   (iii) to the Seller's and RXI's Knowledge the Company has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14(b), or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed in Schedule 3.14(b); and

                   (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14(b) to this Agreement have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14(b) to this Agreement collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit the Company to own and use its assets in connection with the operation of the Business in the manner in which it currently owns and uses such assets.

     3.15.     LEGAL PROCEEDINGS; ORDERS

           (a) Except as set forth in Schedule 3.15(a) to this Agreement, there is no pending Proceeding:

                   (i)    that has been commenced by or against the Company;
or

                   (ii) that challenges, or seeks to prevent, delay, make illegal, or otherwise interfere with, any of the Contemplated Transactions. To the Knowledge of Seller and RXI, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.
 Seller and RXI have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in
Schedule 3.15(a) to this Agreement.

     The Proceedings listed in Schedule 3.15(a) to this Agreement will not have a material adverse effect on any business or the operations, assets, condition, or prospects of the Company.

               (b)  Except as set forth in Schedule 3.15(b) to this Agreement:

                   (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                   (ii) the Seller and RXI are not subject to any Order that relates to the Company or any of the assets owned or used by the Company.

               (c)  Except as set forth in Schedule 3.15(c) to this Agreement:

                   (i) the Company is, and at all times since January 1, 1993, has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it (including assets transferred to the Seller in the Formation), are or have been subject;

                   (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order in any material respect to which the Company, or any of the assets owned or used by the Company (including assets transferred to the Seller in the Formation), is subject; and

                   (iii) to Seller's and RXI's Knowledge the Company has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company (including assets transferred to the Seller in the Formation, is or has been subject.

      3.16. ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Schedule 3.16 to this Agreement, since December 31, 1995, the Company has conducted its businesses only in the ordinary Course of Business and there has not been any:

               (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of such shares of capital stock;

               (b) amendment to the Organizational Documents of the Company;

               (c) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

               (d) entry into, modification or amendment of, termination of, or receipt of notice of termination of any distributorship, dealer, or sales representative agreement with respect to the Business;

               (e) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company used in connection with the Business or mortgage, pledge, or imposition of any lien or other Encumbrance on any such asset or property of the Company;

               (f) cancellation, modification, or waiver of any claims or rights with a value to the Company with respect to the Business in excess of $25,000;

               (g) material change in the accounting methods used by the Company; or

               (h) extension of payment terms on any Accounts Receivable or conversion of any outstanding Accounts Receivable into a promissory note or other deferred payment obligation of the Account Receivable debtor;

               (i) destruction or disposal of books and records or any other material data or files of the Company except in the Ordinary Course of Business; or

               (j)  agreement by the Company to do any of the foregoing.

     3.17.     CONTRACTS; NO DEFAULTS.

               (a) Schedule 3.17(a) to this Agreement contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

                    (i) each Applicable Contract for the purchase or sale of goods or services having a remaining term of one year or more;

                    (ii) each Applicable Contract that involves performance of services or delivery of goods or materials by the Business of an amount or value in excess of $50,000;

                    (iii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Business of an amount or value in excess of $50,000;

                    (iv) each material Applicable Contract that was not entered into in the Ordinary Course of Business;

                    (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, software, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets used in connection with the Business;

                    (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                 (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                 (viii) each Applicable Contract containing covenants that in any way purport to restrict the Company's conduct of the Business or limit the freedom of the Company to engage in the Business or to compete with any Person;

                 (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits of the Business, other than direct payments for goods;

                 (x) each power of attorney granted by the Company (or by the Seller with respect to the Company or its assets) that is currently effective and outstanding;

                 (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                 (xii) each Applicable Contract for capital expenditures in excess of $50,000;

                 (xiii) each Applicable Contract that is a consignment, distributor, dealer, manufacturer, representative, sales agency, advertising, or public relations agreement and that cannot be terminated by the Company upon no more than thirty (30) days' notice;

                 (xiv) each Applicable contract providing for, or relating to, the incurrence of indebtedness for borrowed money of the Company in excess of $10,000;

                 (xv) each Applicable Contract relating to the employment, compensation, or services of any present or former employee, consultant, or independent contractor that is not terminable by the Company on thirty (30) days' or less notice and that requires payment of compensation of $50,000 or more in any twelve (12) consecutive months;

                 (xvi) any other Applicable Contracts involving aggregate consideration and liabilities (including contingent liabilities) of more than $250,000; and

                 (xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     The Contracts listed on Schedule 3.17(a) shall be referred to as "Material Contracts."

            (b) Except as set forth in Schedule 3.17(b) to this Agreement, to the Knowledge of Seller and RXI, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

            (c)  Except as set forth in Schedule 3.17(c) to this Agreement:

                 (i) the Company is, and at all times since January 1, 1995 (or such later date that is the date of a specific Contract), has been, in compliance in all material respects with all applicable terms and requirements of each Material Contract;

                  (ii) to the Knowledge of Seller and RXI, each other Person that has or had any obligation or liability under any Material Contract is, and at all times since January 1, 1995 (or such later date that is the date of a specific Contract), has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

                 (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time or both) will contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Knowledge of Seller and RXI, other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

                 (iv) the Company has not given to or received from any other Person, at any time since July 1, 1995, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

            (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts of the Business with any Person having the contractual or statutory right to demand or require such renegotiation, and no such Person has made written demand for such renegotiation.

            (e) Except as set forth on Schedule 3.17(e) to this Agreement, the consummation of the transactions contemplated by this Agreement and all other agreements and instruments entered into in connection with this Agreement will not violate any term or conditions or terminate any of the Material Contracts, and there is no requirement of obtaining the consent, approval, or act of, or the making of any filing with, any party to any Material Contracts.

     3.18.  INSURANCE

            (a) Schedule 3.18(a) to this Agreement contains a true and complete declaration sheet summary of all policies of liability insurance to which the Company or Seller is a party and under which the Company or its officers and directors are currently insured.

            (b)  Schedule 3.18(b) to this Agreement describes:

                 (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                 (ii) any currently effective contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                 (iii) all obligations of the Company to provide insurance coverage to third parties (for example, under leases or service agreements) and identifies the policy under which such coverage is provided.

            (c) Schedule 3.18(c) to this Agreement sets forth for the Business since July 1, 1993, for the insurance coverages specified in Section 3.18(a):

                 (i)    a summary of the loss experience under each policy;

                 (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                        (A)  the name of the claimant; and

                        (B)  the amount and a brief description of the claim;
                             and

                 (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            (d)  Except as set forth on Schedule 3.18(d) to this Agreement:

                 (i) All policies set forth in Schedule 3.18(a) to this Agreement and to which the Company or Seller is a party or that provide coverage to the Company or any director thereof are, to the Knowledge of Seller and RXI valid, outstanding, and enforceable, and to the Knowledge of Seller and RXI are issued by an insurer that is financially sound and reputable.

                 (ii) Since January 1, 1993, none of the Seller, RXI, nor the Company has, with respect to the Company, received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                 (iii) The Company and the Seller have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy currently in force to which the Company or the Seller is a party and that provides coverage to the Company or any director thereof.

                 (iv) The Company and the Seller have given notice to the insurer of all claims that may be insured by the policies listed on Schedule 3.18(a) to this Agreement.

            (e) There are no outstanding claims for insurance coverage against Container Insurance Company, Ltd., a dissolved British Virgin Islands corporation ("CIC") that was a wholly owned subsidiary of the Company, and there are no outstanding payment obligations with respect to any insurance coverage provided by CIC. RXI and Seller know of no threatened claims or any basis for any claims for insurance coverage against CIC or its successors and assigns.

     3.19.  ENVIRONMENTAL MATTERS.  Except as set forth in Schedule 3.19 to this
Agreement:

            (a) To the Knowledge of Seller and RXI, the Company is, and at all times prior to the date hereof has been, in substantial compliance with, and has not been and is not in material violation of any Environmental Law. Neither the Seller nor the Company has received any Order, notice, request, communication, inquiry, warning, citation, summons or directive from (i) any Governmental Body, private citizen or entity, or (ii) the current or any prior owner or operator of any Facilities, of (A) any violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, (B) of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has had an interest, or (C) with respect to any property or Facility at or to which Hazardous Materials were transferred for purposes of disposal by the Company.
As used in this Section 3.19, "disposal" means transporting, treating, storing, handling, transferring, discarding, recycling, testing, or receiving.

            (b) There are no pending or, to the Knowledge of Seller and RXI, threatened Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any of the Facilities.

            (c) To the Knowledge of Seller and RXI, the Company has no Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Company has or has had an interest.

            (d) To the Knowledge of Seller and RXI, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon except for those kinds and amounts of Hazardous Materials which are necessary for, or a usual and lawful byproduct of, the operation of the Company, including, without limitation, raw materials, lubricants, cleaning supplies and wastes and emissions generated from the use, processing and handling of such Hazardous Materials.

            (e) To the Knowledge of Seller and RXI, there has been no Release or threat of Release of any Hazardous Materials which require remediation or will require under any Environmental Law or that may result in Environmental, Health or Safety Liabilities (i) at or from the Facilities or (ii) at or from any property to which Hazardous Materials were transferred by the Company for purposes of disposal.

            (f) Seller has delivered to Buyer true and complete copies of any reports, audits, environmental assessments, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Environmental, Health, and Safety Liabilities or hazardous Materials in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws or Occupational Safety and Health Laws.

            (g) Schedule 3.19(h) to this Agreement sets forth a complete list as of the date hereof of the following documents prepared by, for, on behalf of or with respect to the Company:

                 (i) all health and/or safety or environmental compliance audit reports (and any responses or action plans) which were prepared since July 1, 1993;

                 (ii) all industrial hygiene and occupational safety surveys, reports, and audits and personnel safety statistics prepared since July 1, 1993, and required to be submitted to a Governmental Body;

                 (iii) summaries of all epidemiological or toxicological studies, conducted by or on behalf of, or in the possession of the Company;

                 (iv) annual summaries of workers compensation liabilities since July 1, 1993;

                 (v) all citations, notices of violations, letters of warning, notices to comply, compliance inquiry letters, requests for information, orders, consent orders, administrative or judicial enforcement proceedings from Governmental Bodies with respect to environmental, health or safety matters issued or pending since July 1, 1993;

                 (vi) reports and correspondence with respect to each inspection by any Governmental Body concerning health, safety or environmental matters conducted since July 1, 1993, and the results of each;

                 (vii) all submissions since July 1, 1993, to the United States Environmental Protection Agency with respect to Toxic Substances Control Act Sections 8(a), 8(d), or 8(e);

                 (viii) all medical surveillance programs provided for employees involved with raw materials and products (including waste products) used or produced.

                 (ix) all discharge monitoring reports relating to wastewater discharges submitted to a Governmental Body since July 1, 1993;

                 (x) all air emission surveys, reports, inventories or questionnaires submitted to a Governmental Body since July 1, 1993;

                 (xi) all annual and biannual hazardous waste reports submitted to a Governmental Body since July 1, 1993;

                 (xii) all Toxic Chemical Release Inventory (Form R) reports submitted to a Governmental Authority Body since July 1, 1993;

     The Company has supplied material safety data sheets, labels for all hazardous substances and materials that are products of the Company or goods handled or chemical substances or mixtures used by the Company or provided labels regarding resin content of plastic containers in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances. The recycled and heavy metal content of the Company's plastic containers is and has been in compliance in all material respects with all federal, state, and local laws and ordinances.

     3.20.  EMPLOYEES

            (a) Schedule 3.20(a) to this Agreement contains a complete and accurate list of the following information with respect to the Business for each employee of the Company, including each employee on leave of absence or layoff status: name, job title, current compensation paid or payable and any change in compensation since January 1, 1996, vacation accrued, and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan.

            (b) To Seller's and RXI's knowledge, no former or current employee or current or former director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other entity or person ("Proprietary Rights Agreement") that in any way adversely affects (i) the performance of his duties as an employee of the Business or director of the Company, or (ii) the ability of the Company to conduct the Business, including, without limitation, any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller's Knowledge, no key employee employed by the Company in the Business and listed on Buyer's schedule of anticipated employees of the Company after the Closing intends to terminate his employment with the Company.

            (c) Schedule 3.20(a) to this Agreement also contains a complete and accurate list of the following information for each retired employee or director of the Company and their dependents, receiving benefits or scheduled to receive benefits from the Company in the future aggregating more than $10,000 per year for such retired Person together with his or her dependents: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

            (d) Schedule 3.20(d) to this Agreement contains a complete and accurate list of the following information for each former or current employee or director of the Company and each dependent of any current or former employee or director of the Company receiving or scheduled to receive continuation coverage from the Company under the provisions of ERISA Section 601 et seq. and Code Section 4980B: name, kind of coverage, date the continuation coverage commenced, and the expiration date of the continuation coverage.

     3.21. LABOR DISPUTES; COMPLIANCE. Since July 1, 1993, the Company has not been or is not a party to any collective bargaining or other labor Contract. Since July 1, 1993, there has not been, there is not presently pending or existing, and there is not threatened any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting any of the Company, and no application for certification of a collective bargaining agent is pending or is threatened. There is no lockout of any employees by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.22.  INTELLECTUAL PROPERTY

            (a) INTELLECTUAL PROPERTY ASSETS. The term "Intellectual Property Assets" includes:

                 (i) the name "Texberry", all fictional business names, trade names, registered service marks, trade dress, logos, and applications for the registration of any of the forging (collectively, "Marks");

                 (ii) all patents and patent applications (collectively, "Patents");

                 (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                 (iv) all rights in mask works (collectively, "Rights in Mask Works");

                 (v)    all Trade Secrets;

owned or used by the Company or Seller (as transferee of the Company) or licensed by the Company or Seller (as transferred by the Company) as licensee or licensor and other Contracts, understandings, licenses, arrangements, and indemnities to which the Company relating or pertaining to assets included in clauses (i) through (v).

            (b) AGREEMENTS. There are no outstanding and, to Seller's and RXI's Knowledge, no threatened disputes or disagreements with respect to any such agreement relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and common software programs with a value of less than $10,000.

            (c)  KNOW-HOW NECESSARY FOR THE BUSINESS

                 (i) The Intellectual Property Assets of the Company and used in connection with the Business are all those necessary for the operation of the Business as it is currently conducted and have not been transferred to the Seller. The Company's ownership interest, if any, in and to each of the Intellectual Property Assets used in the Business, is free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and except as set forth in Schedule 3.22(c) to this Agreement, the Company has the right to use without payment to a third party all such Intellectual Property Assets owned, held, or licensed by it.

                 (ii) To Seller's and RXI's Knowledge, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

            (d)  PATENTS

                 (i) Schedule 3.22(d) to this Agreement contains a complete and accurate list and summary description of all Patents owned by the Company and used in the Business, none of which have been transferred to the Seller. The Company is the owner of all right, title, and interest in and to each such Patent identified as owned by it, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                  (ii) None of the Company's Patents (including Patents transferred to the Seller in the Formation) are infringed or, to Seller's and RXI's Knowledge, have been challenged or threatened in any way. To the Knowledge of Seller and RXI, no Patent (including Patents transferred to the Seller in the Formation) and none of the products manufactured and sold, nor any process or know-how used, by the Company or the Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

            (e)  MARKS

                 (i) Schedule 3.22(e)(i) to this Agreement contains a complete and accurate list and summary description of all Marks used in the Business, none of which have been transferred to the Seller. The Company is the owner of all right, title, and interest in and to each such Mark identified as owned by it, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                 (ii) Except as set forth on Schedule 3.22(e)(ii), all of the Company's Marks used in the Business have been registered with the United States Patent and Trademark Office.

                 (iii) To Seller's and RXI's Knowledge with respect to the Company's Marks used in the Business, there is no potentially interfering trademark or trademark application of any third party.

                 (iv) No Mark of the Company (including Marks transferred to the Seller in the Formation) is infringed or, to Seller's and RXI's Knowledge, has been challenged or threatened in any way. To Seller's and RXI's Knowledge none of the Marks (including Marks transferred to the Seller in the Formation) infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

            (f)  COPYRIGHTS

                 (i) Schedule 3.22(f) to this Agreement contains a complete and accurate list and summary description of all Copyrights used in the Business, none of which have been transferred to the Seller. The Company is the owner of all right, title, and interest in and to each of the Copyrights identified as owned by it, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                 (ii) Except as set forth on Schedule 3.22(f)(ii), all of the Company's Copyrights have been registered and are currently in compliance with formal legal requirements.

                 (iii) To Seller's and RXI's Knowledge, no Copyright of the Company (including Copyrights transferred to the Seller in the Formation) is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the subject matter of any Copyrights (including Copyrights transferred to the Seller in the Formation) infringes or is alleged to infringe any copyright of any third party.

            (g)  TRADE SECRETS

                 (i) Seller, RXI, and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                 (ii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. To Seller's and RXI's Knowledge, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

            (h) COPIES. Seller has provided Buyer with complete and accurate copies of all Patents, Marks, and Copyrights, together with all registrations and applications for registration of any of the foregoing.

     3.23. CERTAIN PAYMENTS. Since July 1, 1993, neither the Company nor any director, officer, agent, or employee of the Company acting in the apparent scope of his authority, or any other Person associated with or acting in the apparent scope of his authority for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.24.  DISCLOSURE

            (a) No representation or warranty of Seller or RXI in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            (b) There is no fact known to the Seller or RXI that has specific application to the Seller or the Company (other than general economic or industry conditions) and that materially adversely affects, or materially threatens the assets, business, prospects, financial condition, or results of operations of the Company or the Business that has not been set forth in this Agreement or the Disclosure Schedule.

     3.25. RELATIONSHIPS WITH RELATED PERSONS. Neither the Seller, RXI, or any Related Person of Seller, RXI, or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) having a fair market value of $25,000 or more, used in or pertaining to the Business. Neither Seller, RXI, or any Related Person of Seller, RXI, or of the Company owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest having a fair market value of $25,000 or more in any Person that has business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms.

     3.26. BROKERS OR FINDERS. Seller, RXI, and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement as a result of any action taken by Seller or RXI.

     3.27. BANK ACCOUNTS. Except as set forth in Schedule 3.27, as of the date of this Agreement, the Company has no bank account, instrument of deposit, or safe deposit box.

     3.28. DIRECTORS AND OFFICERS. Schedule 3.28 to this Agreement lists the name and date of incumbency of each serving officer and director of the Company.

     3.29. CONDUCT OF BUSINESS. Except as set forth on Schedule 3.29 to this Agreement, since June 30, 1995, the Company has conducted the Business only in the Ordinary Course of Business and in conformity with past practice and has not, except in the Ordinary Course of Business, created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money, or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13).

     3.30. PRODUCT WARRANTIES. Set forth on Schedule 3.30 to this Agreement are copies of all express written product warranties and guaranties now in effect issued by the Company with respect to the Business' products and/or services. No material product warranty claims are currently asserted in writing or otherwise than in writing against the Company, and to the Knowledge of Seller and RXI there exist or have occurred no facts or circumstance that would give rise to any such material claims.

     3.31. REBATES. Except as set forth on Schedule 3.31, the Company does not provide or allow rebates in connection with the Business. Schedule 3.31 to this Agreement also sets forth a summary of the Company's policies with respect to discounts, allowances, and returns of the Business. Except as set forth on
Schedule 3.31, the Company does not sell any products of the Business on consignment, on approval, or with any right of return except if such products are non-conforming or defective.

     3.32. SALES AND ASSETS. At the end of its most recent fiscal quarter, the ultimate parent entity of the Seller had total assets of more than $10,000,000, but less than $100,000,000, and during its most recently ended fiscal year had total sales of more than $10,000,000, but less than $100,000,000. After giving effect to and adding the amount of the assets and goodwill, determined in accordance with GAAP purchase accounting, of Vanguard Plastics acquired by RXI and Seller on May 9, 1996, to the assets of RXI reflected on its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on or before May 15, 1996, for the quarter ended March 31, 1996, the ultimate parent entity of the Seller had total assets of less than $100,000,000 as of 12:01 a.m. Pacific daylight savings time May 10, 1996. The total assets and total sales of such ultimate parent entity alone will not require a filing under the HSR Act with respect to the Contemplated Transactions.

     3.33. THE FORMATION. Effective before the Effective Time, RXI has caused the Company to assign, transfer, and convey to the Seller all of the assets, properties, liabilities, obligations, and Contracts of the Company other than the assets, properties, and Contracts employed by the Company in the Business and those liabilities and obligations specifically retained by the Company in accordance with the terms of this Agreement, and RXI has caused the Seller to accept the assignment, transfer, and conveyance of all such assigned, transferred, and conveyed assets, properties, liabilities, obligations, and Contracts. Effective before the Effective Time, RXI also contributed all of the Shares to the Seller. There were not included in the assets and properties that the Company transferred to the Seller any container or closure molds owned by the Company for use only in connection with the operation of the Business that are in the possession of vendors to the Company. In connection with the foregoing assignments and assumptions, the Seller has also caused the Seller to assume and the Company to be released from any and all liabilities and obligations arising under the Contracts and other agreements, instruments, commitments, and understandings set forth on Schedule 3.33 to this Agreement.

     3.34. INTERCOMPANY OBLIGATIONS. Effective immediately prior to the Effective Time, all Intercompany Obligations were, for all purposes, netted as between the appropriate obligors and obligees or contributed to the capital of the Company and the resulting balances were canceled and discharged (with such cancellation and discharge having effect immediately before the Effective Time) with no Tax becoming due or payable by the Company as of or after the Closing Date as a result thereof and, with the result that from and after the Effective Time or the Closing there will be no further obligation or liability with respect to any Intercompany Obligations as of the Effective Time. Effective immediately prior to the Effective Time, Seller and RXI have executed and caused each affiliate which is or has been included as a member of a consolidated, combined, unitary or affiliated group filing consolidated, combined or unitary Tax Returns and which includes the Company to execute an agreement canceling any applicable tax sharing, tax allocation, tax indemnity or other similar agreement with respect to the Company and releasing the Company from any further liability with respect to Taxes of any such consolidated, combined, unitary or affiliated group.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri.

     4.2.   AUTHORITY; NO CONFLICT

            (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer and/or Kranson of the Supply Agreement, Distribution Agreement, Name License Agreement, Escrow Agreement, Kranson Guaranty, lease guaranties and Non-Competition Agreements (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid and binding obligations of Buyer and Kranson enforceable against Buyer and/or Kranson in accordance with their respective terms. Buyer and Kranson have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer's Closing Documents and to perform their respective obligations under this Agreement and the Buyer's Closing Documents. The form, execution and delivery of this Agreement and the Buyer's Closing Documents and the performance by the Buyer and Kranson of their respective obligations hereunder and thereunder have been duly approved by the Buyer's board of managers and the board of directors of Kranson. Except as set forth on Schedule 4.2(a) to this Agreement, no other permits, licenses, Consents, clearances or proceedings of any kind are required for the Buyer's and Kranson's execution, delivery and performance of this Agreement and the Buyer's Closing Documents under (i) the Organizational Documents of the Buyer and Kranson, (ii) any judgment, order, writ, injunction, decree, ordinance, law, rule, regulation, resolution or instrument of any federal, state or local Governmental Body, binding on Buyer or Kranson, or (iii) any indenture, instrument or other Contract to which Buyer or Kranson are a party or by which Buyer or Kranson are bound.

            (b) Except as set forth in Schedule 4.2(b) to this Agreement, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                 (i)    any provision of Buyer's Organizational Documents;

                 (ii) any resolution adopted by the board of directors of Buyer;

                 (iii) any Legal Requirement or Order to which Buyer may be subject; or

                 (iv) any Contract to which Buyer is a party or by which Buyer or its assets may be bound.

Except as set forth in Schedule 4.2(b) to this Agreement, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

            (c) Kranson owns all of the business operations of Northwestern Bottle Company, which is an operating division of Kranson.

     4.3. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

     4.4. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, and to Buyer's Knowledge, no such Proceeding has been threatened.

     4.5. BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Buyer will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.6. SALES AND ASSETS. At the end of its most recent fiscal quarter, the ultimate parent entity of the Buyer had total assets of more than $10,000,000, but less than $100,000,000, and during its most recently ended fiscal year had total sales of more than $10,000,000, but less than $100,000,000. The total assets and total sales of such ultimate parent entity alone will not require a filing under the HSR Act with respect to the Contemplated Transactions.

5.   COVENANTS OF SELLER

     5.1. EMPLOYEES OF THE BUSINESS. Immediately after completion of the Closing, the Company will employ only those persons listed on Schedule 5.1 to this Agreement. (Nothing contained in the immediately preceding sentence shall be construed to give any employee of the Company any legal or equitable right to continued employment by the Company after the Closing Date.) Seller and RXI shall pay, and indemnify and hold the Buyer and the Company harmless from and against, all costs, expenses, liabilities, damages, litigation, and claims of any kind arising from or in connection with the Company's termination on or before the Closing Date of the employment of all of its employees before the Closing Date that are not listed on Schedule 5.1 (and without regard to whether any such terminated employees are or will be employed by the Seller), including, without limitation, all earned but unpaid salaries and wages (and all withholding and employment Taxes related thereto), severance pay, accrued vacation and sick pay, and other benefits and all liabilities and claims arising under the Workers Adjustment and Retraining and Notification Act of 1988 (the "Warn Act"), and any similar law of the States of Texas, Louisiana, and California, if applicable. Seller shall be responsible for compliance with the Warn Act notices and all notices required by any such Texas or Louisiana law. The Company shall be responsible for the salaries, wages, and benefits of the employees listed on Schedule 5.1 from and after the Effective Time.

     5.2. CONTINUATION COVERAGE. Notwithstanding anything to the contrary in this Agreement, Seller and RXI shall retain all responsibility and liability for compliance with and any payments under ERISA Section 601 et seq. and Code
Section 4980B with respect to former employees and directors of the Company and each dependent of any dependent of any former employees or directors of the Company receiving or entitled to receive as of the Closing Date continuation coverage under such sections.

     5.3. CERTAIN PAYMENTS. RXI and the Seller shall pay all accounts payable and accrued expenses that arose from the conduct of the Manufacturing Business before the Effective Time as such accounts payable become due. RXI and Seller waive any and all claims or rights they may have to receive payment of any unpaid dividends or other distributions on the Shares, whether declared, not declared, or accrued.

6.   [INTENTIONALLY OMITTED.]

7.   [INTENTIONALLY OMITTED.]

8.   [INTENTIONALLY OMITTED.]

9.   [INTENTIONALLY OMITTED.]

10.  INDEMNIFICATION; REMEDIES

     10.1. SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to any such representation, warranty, covenant, or obligation except to the extent Knowledge of the inaccuracy is obtained or acquired before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding the foregoing, the indemnification obligations of the Seller under Sections 10.2(c) and 10.3 shall apply notwithstanding any Knowledge.

     10.2.  INDEMNIFICATION AND REIMBURSEMENT BY RXI AND SELLER.  Subject to
Section 10.5 through 10.8 of this Agreement, RXI and Seller shall jointly and severally indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and will reimburse the Indemnified Persons, for any liability, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), or Taxes, whether or not involving a third-party claim (collectively, "Damages"), arising directly or indirectly from or in connection with:

            (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

            (b) any Breach by the Seller or RXI of any covenant or obligation of the Seller in this Agreement;

            (c) the conduct (including all actions and omission to act) and operation of all businesses of the Company, the Seller and RXI and the Seller's or RXI's Other Related Persons at any time before or after the Closing, excluding, however, (i) Business Liabilities as of the close of business on the business day immediately preceding the Effective Time, and (ii) the conduct and operation of the Business after the Closing by the Company and the Buyer;

            (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     In determining the amount of Damages, there shall be deducted (i) any insurance recovery by Indemnified Person in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any Tax benefit to the Indemnified Person (or any of its affiliates) with respect to such loss or expense (after giving effect to the Tax effect of receipt of the indemnification payments).

     10.3. INDEMNIFICATION AND REIMBURSEMENT BY RXI AND SELLER -- MANUFACTURING BUSINESS AND ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2, RXI and Seller will jointly and severally indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons, and will jointly and severally reimburse Buyer, the Company, and any other Indemnified Person, for any Damages (including costs of Clean-up, containment, or other remediation) arising from or in connection with:

            (a) any liabilities or obligations relating to the Manufacturing Business or claims asserted by any current or former employee of the Manufacturing Business in each case whenever arising;

            (b) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)(A) any Hazardous Materials, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible; or


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

            (c) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

     Seller will be entitled to control any Clean-up, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

     Notwithstanding any of subsections (a), (b) or (c) above, RXI and Seller will not have any liability, whether individually or jointly to indemnify against Damages which consist solely of the diminution in value (including damage to reputation and diminution in property value) of any of the assets of the Company but which do not otherwise involve any Environmental, Health and Safety Liability, nor require, under any Environmental Law or Occupational Safety and Health law, any remediation or other expenditure of monies.

     10.4. INDEMNIFICATION AND REIMBURSEMENT BY BUYER. Buyer will indemnify and hold harmless RXI and Seller, and will reimburse RXI and Seller, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions,
(d) any Environmental, Health, and Safety Liabilities arising out of or relating to (i)(A) the operation by the Company, Buyer, or any other Related Person of the Buyer of any Facilities at any time after the Closing Date, (B) the ownership, operation, or condition of any real property other than the Facilities by the Buyer or any of its Related Persons (excluding any real property owned, leased, or occupied by the Company before the Closing Date)(the "Other Buyer Properties"), (C) any Hazardous Materials present on the Facilities that were not present on the Facilities on or before the Closing Date, (D) any Hazardous Materials present on the Other Buyer Properties, or (ii) Hazardous Materials (other than Hazardous Materials present on the Facilities on or before the Closing Date and Hazardous Materials generated, transported, stored, treated, released, or otherwise handled by the Company on or before the Closing
Date), wherever located, that are generated, transported, stored, treated, Released, or otherwise, handled by the Buyer or its Related Persons at any time after the Closing Date, or (e) any bodily injury (including illness, disability, and death), personal injury, or property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) in any way arising from Hazardous Materials that were (i) present only after the Closing Date at the Facility or Other Buyer Properties (or present at another property other than any property owned, leased, or occupied by Seller or RXI), but which emanated from any of the Facilities at any time after the Closing Date, or (ii) Released by the


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

Buyer or the Company after the Closing. Nothing in this Section 10.4 shall be construed as limiting the Seller's and RXI's obligations under Section
10.3 of this Agreement.

     10.5. TIME LIMITATIONS. Except as provided in Section 10.8 of this Agreement, Seller's and RXI's indemnification obligations under Section 10.2 shall terminate on the second anniversary of the Closing Date (unless Buyer has asserted a claim before such date, in which case the Seller's and RXI's indemnification obligations with respect to such claim shall continue after such date until such claim is resolved). There shall be no time limitations on the Buyer's indemnification obligation under Section 10.4 of this Agreement.

     10.6. LIMITATIONS ON AMOUNT -- SELLER. Seller and RXI will have no liability for indemnification under Section 10.2 of this Agreement until the aggregate Damages against which Seller and RXI must indemnify exceed $135,000, and such indemnification obligation shall apply in all events only to Damages in excess of $135,000. Except as provided in Section 10.8 of this Agreement, Seller shall have no indemnification obligation under Section 10.2 of this Agreement for Damages aggregating more than the sum of the Deferred Payment amount at Closing plus the Escrow Deposit at Closing after giving effect to the Initial Adjustment.

     10.7. LIMITATIONS ON AMOUNT -- BUYER. There shall be no limitations on the amount of the Buyer's indemnification obligations under Section 10.4 of this Agreement.

     10.8.  SPECIAL PROVISIONS.

            (a) There shall be no contractual time limitation or limitation on the amount of the Seller's and RXI's indemnification or payment obligations (i) under Sections 2.5(a)(i), 2.5(f) (with respect to Disputed Payables and other accounts payable and expenses described in Section 2.5(f)(ii)), 2.5(i), 5.1, 5.3, 10.3, 11.1(b) (with respect to the first sentence thereof), or 11.18 of this Agreement, (ii) with respect to any Breach of a representation or warranty of Seller and RXI contained in Sections 3.3, 3.11, and 3.19 (to the extent not covered by Section 10.3 of this Agreement), (iii) with respect to any Breach of a representation and warranty of Seller and RXI contained in this Agreement about the Manufacturing Business, and (iv) under Sections 10.2(b)-(d) of this Agreement. Notwithstanding the foregoing, the Buyer's sole remedy (i) for a breach of the representations and warranties contained in Sections 3.8 and 3.9 of this Agreement shall be the Company's exercise of its rights under Sections 2.5(e) and 2.5(d), respectively, and (ii) for a breach of the representations and warranties contained in Sections 3.4, 3.7, 3.12, 3.24(b), and 3.29 shall, notwithstanding Buyer's Knowledge of any such breach, be the receipt of the Shortfall Payment (computed as provided in Section 2.6(b) of this Agreement), if any.

            (b) Upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer may set off and not pay any amount to which it may be entitled under this Section 10 against amounts otherwise payable as the Deferred Payment. The exercise of such right of set-off and nonpayment by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a Breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. Except as provided by this Agreement, Buyer shall have no right of set-off against the Deferred Payment amount.

     10.9.  PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

            (a) If Seller or Buyer believes that any of the persons indemnified hereunder has suffered or incurred any loss or incurred any expense,


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Buyer or Seller shall so notify the other promptly in writing (a "Claim
Notice"), describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement or any certificate delivered pursuant hereto or thereto in respect of which such loss or expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as loss or expense hereunder, any such indemnified person shall promptly notify the indemnifying party of such action or suit. Failure to give a Claim Notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

            (b) Seller and Buyer agree that any indemnity against Damages covered by Sections 10.1, 10.2 or 10.3 arising from any claim, demand, suit, or other proceeding by a third party shall be governed by this Section 10.9. The indemnifying persons hereunder shall have the right to conduct and control, through counsel of their choosing, any third party claim, action or suit, and the indemnifying persons may compromise or settle the same, provided that any of the indemnifying persons shall give the indemnified persons advance notice of any proposed compromise or settlement and the indemnified persons shall have consented to such consent or settlement which consent shall not be unreasonably withheld. The indemnifying persons shall permit the indemnified party to participate in the defense of any such action or suit through counsel chosen by the indemnified person provided that the fees and expenses of such counsel shall be borne by the indemnified party. If the indemnified persons refuse to consent to any settlement acceptable to the indemnifying party and such third party, the indemnified persons shall thereafter bear the entire expense of defending such claim, action or suit and the sole risk of liability beyond such amount which would have resulted from such a settlement, and no amount beyond such amount shall be claimed as Damages or expense hereunder. The indemnified person shall not, without the written consent of the indemnifying party, pay, compromise, or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the indemnified person, the indemnifying party shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such indemnifying party has an obligation to provide indemnification hereunder to such indemnified person. Notwithstanding the foregoing, the indemnified person shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the indemnified person shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

     10.10. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim or a dispute under Section 4(d) of the Escrow Agreement may be asserted by notice to the party from whom indemnification is sought and if not resolved by the parties within 30 days after such notice shall be subject to arbitration to be conducted as follows:

            (a)  The arbitration shall be conducted in New York City, New York.

            (b) The arbitration proceedings will be conducted in accordance with, and pursuant to, the then current commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association as in effect in New York City, New York, except to the extent the Arbitration Rules conflict with the provisions of this Agreement, in which event the provisions of this Agreement shall control.

            (c) For all claims aggregating up to $500,000, there will be a single neutral arbitrator (the "Arbitrator"), and for all claims aggregating $500,000 or more, there shall be three neutral arbitrators (collectively also the "Arbitrator"), who will be selected by the parties, but if the parties are unable to agree to the selection of a single arbitrator within 30 days, the Arbitrator shall be selected in accordance with the usual rules and procedures under the Arbitration Rules.

            (d) The Arbitrator will have the power to grant all appropriate legal and equitable relief, both by way of interim relief and as a part of the final award, as may be granted by any court of competent jurisdiction, in order to carry out the terms of this Agreement (including, without limitation, declaratory and injunctive relief and damages, but excluding punitive or exemplary damages). All awards and orders of the Arbitrator, including interim relief, may be enforced by any court of competent jurisdiction.

            (e) The parties intend that the arbitration proceedings be conducted as expeditiously as possible and that reasonable rights of discovery (including the right to depose witnesses, submit interrogatories and request documents) be granted to each party. In that regard, the parties agree to work together in good faith to arrive upon mutually acceptable procedures regarding the time limits for, and type and degree of, such rights of discovery and the periods of time within which the matters submitted to arbitration must be heard and determined by the Arbitrator. If the parties are unable to so agree, such issues will be submitted to the Arbitrator for determination. If proper notice of any hearing has been given, the Arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings.

            (f) Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of New York for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending appointment of an Arbitrator or pending final determination of a claim through arbitration in accordance with this Agreement. In the event a dispute is submitted to arbitration hereunder during a period that one or the other (or both) parties have executory obligations, the parties shall continue to perform their respective obligations, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

            (g) The parties, by written stipulation, may expand or contract the rights, duties or obligations provided above, or otherwise modify the arbitration procedures as suits their convenience, consistent with what is otherwise permitted and feasible within the framework of the Arbitration Rules.

            (h) Each party shall initially bear their own costs and expenses. The prevailing party (if a prevailing party is determined to exist by the Arbitrator) in any proceeding or action under this Agreement shall be entitled to an award of all legal and accounting fees, expenses and other out-of-pocket costs incurred by such party, including any costs and fees incurred by and payable to the Arbitrator, in such proceeding or action, in addition to any other damages or relief awarded, regardless of whether such proceeding or action proceeds to final judgment, in each case in such amount as the Arbitrator determines to be reasonable.

            (i) Any decision or award of the Arbitrator shall be in writing and reasoned with references to applicable authorities and precedents and shall be final and binding upon the parties to the arbitration proceeding except for


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

fraud or failure to provide a hearing. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the award of the Arbitrator may be enforced against the parties to the proceeding or their assets wherever they may be found and that a judgment upon the award may be entered in any court having jurisdiction thereof.

            (j) The parties, their representatives, other participants and the Arbitrator shall hold the existence, content and results of any arbitration proceeding in confidence.

     10.11. PAYMENT. If Seller and RXI are obligated to make an indemnification payment (quantified pursuant to Sections 10.9 or 10.10 hereto or as agreed by Buyer, Seller and RXI), to or on behalf of the Buyer, the Company, or their respective Representatives, the Seller and RXI shall make such payment promptly in immediately available funds, and if the Seller and RXI fail to make any such payment, the amount of such payment may, at the option of the Buyer, Company, or their respective Representatives entitled to receive such payment, be paid to such Person from the Escrow, and the Escrow Deposit and Purchase Price shall be reduced by the amount of such payment, provided that if the amount of the payment from the Escrow is less than the indemnification payment due such Person, the Deferred Payment amount shall be reduced by the amount of the unpaid indemnification payment, and provided further that if the Deferred Payment amount has been reduced to zero under this Agreement and the indemnification payment has not been satisfied in full and is not subject to the limitation of
Section 10.6 of this Agreement, such Person may pursue all other rights or remedies it may have against RXI and the Seller for the balance of the indemnification payment remaining due. If, at the time the Seller is to receive the outstanding Deferred Payment amount or a distribution from the Escrow Deposit, there has been asserted a claim under Section 10.2 or 10.3 that is not barred by Section 10.5 of this Agreement or there exists an outstanding claim under Section 10.9 against an Indemnified Person that is not barred by Section
10.5 of this Agreement, the amount of such claim shall not be paid or distributed to the Seller until such claim has been resolved and satisfied in full by a payment to the Indemnified Person from the Escrow Account and/or a reduction of the Deferred Payment amount.

11.  OTHER COVENANTS

     11.1.  TAX MATTERS.

            (a) Buyer and the Seller and RXI shall furnish or cause to be furnished to each other (at reasonable times) upon reasonable request as promptly as practicable such information (including access to personnel and books and records pertinent to the Company and assistance as is reasonably necessary for the preparation, review, audit and filing of any Tax Return, the preparation for any Tax audit or the defense of any assessment or other similar claim. The party requesting the information shall reimburse the other for the outside nonemployee costs of providing such information. The party retaining information to which this paragraph applies shall not dispose of such information until two (2) months after the expiration of the applicable statute of limitations (including any extension thereof) or two (2) months after a final determination with respect to any proceeding and the party retaining such information shall provide notice to the other party of its intention to dispose of such information at least one (1) month prior to disposing of such information.

            (b) Seller and RXI shall be liable for and shall pay all Taxes (whenever assessed) attributable to taxable periods (or for portions of periods) ending on or prior to the Effective Time, except for those Taxes included in the Estimated Balance Sheet. Buyer shall be liable for and shall pay all Taxes (whenever assessed) applicable to the Business, attributable to taxable periods (or for portions of periods) beginning after the Effective Time, provided,


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

however, that Seller and RXI, rather than Buyer, shall be liable for and shall pay all such Taxes attributable to taxable periods (or portions of periods) beginning after the Effective Time if and solely to the extent such Taxes are measured by and attributable to income which, as a result of an audit by the IRS or any other taxing authority or a claim for refund filed by Seller or RXI (or by the Company at the request of Seller or RXI), is shifted from a taxable period ending on or prior to the Effective Time to a taxable period beginning after the Effective Time. For purposes of this subsection
(b), any taxable periods beginning before and ending after the Effective Time shall be treated as two partial periods, one ending on the Effective Time and the other beginning after the Effective Time, except that Taxes (such as property taxes) imposed on a periodic basis shall be allocated on a per diem basis.

            (c) After the Closing, Buyer shall promptly notify the Seller and RXI in writing upon receipt by the Company of notice of any pending or threatened Tax audits of or assessments against either of them for any period ending on, prior to or including the Effective Time or which may affect the determination of Taxes for which the Seller has responsibility. The Seller and RXI shall promptly notify Buyer in writing upon receipt of notice of any pending or threatened Tax audits of or assessments against the Company for all taxable periods of the Company ending at or before the Effective Time.

     Each party shall have the right, at its own expense, to control any audit or determination by any authority, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which such party has the responsibility for the payment of Taxes, provided, however, that such party shall consult with the other party with respect to the resolution of any issue that would materially affect such other party for any taxable period for which such other party has responsibility and not settle any such issue, or file any amended return relating to such issue, without the consent of the other party, which consent shall not be unreasonably withheld. Where consent to a settlement is withheld by another party pursuant to the preceding sentence, such other party may continue or initiate any further proceedings at its own expense, provided, that the liability of the first party, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return. In the event that a party to this Agreement is paid a refund to which, under the principles of this Agreement, another party to this Agreement is entitled, the party receiving such refund shall pay such refund to the party so entitled within seven (7) days of the receipt of such refund by the first party.

            (d) Tax Returns for the Company which are not due until after the Effective Time shall be prepared and filed as follows:

                 (i) For all taxable periods of the Company ending on or prior to the Effective Time, to the extent that the Company is permitted by law to join any consolidated or combined Tax Return, Buyer shall consent to the Company's joining such consolidated or combined Tax Return and Seller shall be responsible for preparing and filing each such Tax Return for the Company.

                 (ii) For all taxable periods of the Company ending on or prior to the Effective Time for which the Company is required by applicable law to file a separate Tax Return, Seller shall prepare (or cause to be prepared) such Tax Return, with Buyer's approval (not to be unreasonably withheld).
Seller shall remit to the Buyer the amount of Taxes shown as due on any such Tax Return not later than ten (10) days prior to the due date thereof. Buyer shall cause the Company to sign such Tax Return and file the Tax Return together with the payment shown as due thereon with the applicable taxing authority.


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


                 (iii) For any taxable period of the Company beginning before and ending after the Effective Time, Seller shall prepare (or cause to be prepared) such Tax Return, with Buyer's approval (not to be unreasonably withheld) and Buyer shall cause the Company to sign such Tax Return and pay all Taxes reflected thereon; provided, however, that Seller shall remit to Buyer, not later than ten (10) days prior to the due date thereof, the portion of Taxes shown as due on such Tax Return for which Seller has responsibility.

                 (iv) For all taxable periods of the Company beginning after the Effective Time, Buyer shall be responsible for the preparation and filing of all Tax Returns of the Company.

            (e) Upon Seller's written request, Buyer will cause Company to claim any and all Tax credits and file any and all applications for refunds of Taxes to which Company may from time to time be entitled to claim or recover, and which are in respect of Taxes paid by Company or Seller prior to the Effective Time or by Seller after the Effective Time but which relate to periods ending on or prior to the Effective Time, at the earliest date that such credits and/or refunds become available. Seller shall reimburse Buyer and the Company for all reasonable expenses incurred by Buyer and the Company in connection with claiming any such Tax Credits or filing any such applications for refund of Taxes.

     11.2. COMPUTER SUPPORT SERVICES. For 90 days following the Closing Date, RXI and Seller will provide computer processing and support services to the Company at each Business location operated by the Company during such period. The processing and support services shall include but not be limited to those set forth on Schedule 11.2 of this Agreement. During the 90 day period the Buyer shall complete both the installation of its computer systems and software at such locations and the training of the Company' personnel in the use of such computers and software. At the execution of this Agreement and at another date determined by Buyer during the 90 day period, the Seller shall deliver to Buyer a copy of all of the data on Seller's computer systems about each Business location (including, without limitation, the Business' inventories on hand or on order, accounts receivable, accounts payable, customers, and vendors) in a format and on a media that is mutually acceptable to Buyer, Seller, and RXI.

     11.3. TEMPORARY LEASE. The Seller or one of its Subsidiaries shall lease the Company 40,000 square feet of warehouse space and 550 square feet of office space at 6040 Donaho, Houston, Texas, for up to 120 days after the Closing Date at a monthly rental of $0.21 per square foot. Within the 120 day period, the Buyer shall cause the Company to relocate to other premises, and the Company's obligation to pay monthly rental shall terminate on the date of such relocation.

     11.4. EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. RXI will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement except to the extent such expenses are incurred by Seller. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. All fees and reimbursable costs and expenses of LFH shall be paid one half by Seller and one half by Buyer.

     11.5. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually determine.


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

     11.6. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopies (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, (c) five (5) business days after deposit in the U.S. Mails, if mailed first class, by certified mail with a return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

            RXI and Seller:  RXI Holdings, Inc.
                             11111 Santa Monica Boulevard, Suite 270
                             Los Angeles, California 90025

            Attention:       Leon Farahnik
            Telecopy No.     (310) 473-9592

            with a copy to:  Moshe J. Kupietzky, Esq.
                             Sidley & Austin
                             555 West Fifth Street
                             Los Angeles, California 90013-1010

            Telecopy No.     (213) 896-6600


            Buyer:           Texberry Acquisition, Inc.
                             460 North Lindbergh Boulevard
                             St. Louis, Missouri 63141-7808

            Attention:       Richard S. Glassman
            Telecopier No.   (314) 569-5087

            with a copy to:  Maury B. Poscover, Esq.
                             Husch & Eppenberger
                             100 N. Broadway, Suite 1300
                             St. Louis, Missouri 63102

            Telecopy No.     (314) 421-0239

     11.7. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.8.  FURTHER ASSURANCES; BOOKS AND RECORDS.

            (a) The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

            (b) Each of Seller, RXI, and Buyer shall preserve until the sixth anniversary of the Closing Date all records possessed or to be possessed


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

by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, when there is a legitimate purpose, such party shall provide the other party and its Representatives with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities, or business of the Business prior to the Effective Time, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care not to disclose such information except (i) as required by law, (ii) with the prior written consent of such party which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or deliver such records to the objecting party.

     11.9. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.10. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the letter of intent between Buyer and Seller dated March 20, 1996, and that certain Agreement dated April 23, 1996, among Kranson, Buyer, Company, Seller, and RXI) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

     11.11. DISCLOSURE SCHEDULE. The disclosures in the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representation and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

     11.12. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights


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under this Agreement to Kranson or any Subsidiary of Kranson.  Subject to the
preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Notwithstanding anything to the contrary in this Section 11.12, the Buyer, Seller, and RXI may make collateral assignments of their respective rights under this Agreement to their respective lenders, including, without limitation, the benefit of their respective representations and warranties and their respective indemnification obligations, and the Buyer, Seller, and RXI may make collateral assignments to their respective lenders of their respective rights under the Escrow Agreement to receive disbursements from the Escrow.

     11.13. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.14. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.15. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.16. GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

     11.17. INSURANCE. Following the Closing, Seller shall maintain its general liability and products liability insurance coverages at their present levels for a period of not less than three (3) years and shall include the Company as an additional insured thereunder. Seller will provide the Company with certificates of insurance at the Closing and at the time of annual renewals of such insurance evidencing the Company as an additional insured under such policies.

     11.18. 401(k) PLAN. At the Closing the parties will take such action as may be necessary to permit the Company to cease to be a participating employer in Seller's 401(k) retirement plan (formerly Patrick Plastic, Inc.'s 401(k) plan). Seller will also take action so as to permit the Company's employees who were participants in such plan before the Closing and who will be employed by Seller to continue to maintain their individual accounts in Seller's 401(k) retirement plan. Seller and Buyer will take action to permit the Company's employees who were participants in such plan before the Closing and who will be employed by the Company immediately following the Closing to have their plan accounts transferred to a 401(k) retirement plan adopted by Buyer or the Company or Kranson. The Seller shall indemnify and hold the Company and the Buyer harmless from and against any and all liabilities and damages that may now exist or hereafter arise with respect to Seller's 401(k) retirement plan while the Company was a participating employer in such plan.


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     11.19. COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                  RXI:

                                  RXI Holdings, Inc.

                                  By:_________________________
                                  Name: Leon Farahnik
                                  Title:  Chairman


                                  Seller:

                                  RXI Plastics, Inc.

                                  By:__________________________
                                  Name: Leon Farahnik
                                  Title:  Chairman

                                  Buyer:

                                  Texberry Acquisition, Inc.

                                  By:________________________
                                  Name: Richard S. Glassman
                                  Title:     President


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     A list of schedules to the Agreement, which have been omitted from the filing, is set forth below. Registrant hereby agrees to furnish the Commission upon request a copy of any omitted Schedule.


SCHEDULES

SCHEDULE 2.2(a)         BUSINESS LIABILITIES
SCHEDULE 2.4(a)(vii)    RELEASE OF ENCUMBRANCES AND LIABILITIES
SCHEDULE 2.4(a)(viii)   RELEASE OF CONTRACTS
SCHEDULE 2.5(a)         ESTIMATED BALANCE SHEET
SCHEDULE 2.5(c)         LFH ENGAGEMENT LETTER
SCHEDULE 2.6(b)(i)      CUSTOMERS OF THE BUSINESS
SCHEDULE 2.6(b)(ii)     COMMON CUSTOMERS
SCHEDULE 3.1            QUALIFICATIONS
SCHEDULE 3.1(c)         OWNERSHIP INTERESTS
SCHEDULE 3.2(a)         REQUIRED CONSENTS, ETC.
SCHEDULE 3.2(b)(i)      CONFLICTS WITH ORGANIZATIONAL DOCUMENTS
SCHEDULE 3.2(b)(ii)     CONFLICTS WITH LEGAL REQUIREMENTS
SCHEDULE 3.2(b)(iii)    CONFLICT WITH GOVERNMENTAL AUTHORIZATION
SCHEDULE 3.2(b)(iv)     TAX LIABILITY
SCHEDULE 3.2(b)(v)      TAX REASSESSMENTS
SCHEDULE 3.2(b)(vi)     CONFLICTS WITH APPLICABLE CONTRACTS
SCHEDULE 3.2(b)(vii)    ENCUMBRANCES CREATED
SCHEDULE 3.2(b)(viii)   CONSENTS
SCHEDULE 3.4(ii)        BUSINESS FINANCIAL INFORMATION FOR THE PERIOD ENDED
                        JUNE 30, 1995
SCHEDULE 3.4(iii)       BUSINESS FINANCIAL INFORMATION FOR THE PERIOD ENDED
                        DECEMBER 31, 1995
SCHEDULE 3.4(iv)        LISTS
SCHEDULE 3.4(v)         EXCEPTIONS TO BUSINESS FINANCIAL INFORMATION AND LISTS
SCHEDULE 3.6(a)         LEASED REAL PROPERTY
SCHEDULE 3.6(b)         OWNED REAL PROPERTY
SCHEDULE 3.6(d)         REAL PROPERTY ENCUMBRANCES
SCHEDULE 3.6(e)         OWNED TANGIBLE PERSONAL PROPERTY
SCHEDULE 3.6(f)         LEASED TANGIBLE PERSONAL PROPERTY
SCHEDULE 3.6(h)         DEPOSITS AND PREPAID EXPENSES
SCHEDULE 3.7            SUPPLIERS
SCHEDULE 3.8(a)         ACCOUNTS RECEIVABLE EXCEPTION
SCHEDULE 3.8(b)         ACCOUNTS RECEIVABLE
SCHEDULE 3.10           UNDISCLOSED LIABILITIES
SCHEDULE 3.11(a)        TAX RETURNS
SCHEDULE 3.11(b)        TAX AUDITS
SCHEDULE 3.11(c)        PROPOSED TAX ASSESSMENTS
SCHEDULE 3.12           MATERIAL ADVERSE CHANGES
SCHEDULE 3.13(b)(i)     COMPANY PLANS
SCHEDULE 3.13(b)(v)     PLAN OBLIGATIONS
SCHEDULE 3.13(d)        PLAN EXCEPTIONS
SCHEDULE 3.14(a)        COMPLIANCE WITH LEGAL REQUIREMENTS
SCHEDULE 3.14(b)        GOVERNMENTAL AUTHORIZATIONS
SCHEDULE 3.15(a)        LEGAL PROCEEDINGS
SCHEDULE 3.15(b)        ORDERS
SCHEDULE 3.15(c)        COMPLIANCE WITH ORDERS
SCHEDULE 3.16           CERTAIN CHANGES AND EVENTS
SCHEDULE 3.17(a)        CONTRACTS
SCHEDULE 3.17(b)        CONTRACT ENFORCEABILITY
SCHEDULE 3.17(c)        CONTRACT COMPLIANCE
SCHEDULE 3.17(e)        CONTRACT VIOLATION
SCHEDULE 3.18(a)        INSURANCE

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SCHEDULE 3.18(b)        SELF INSURANCE
SCHEDULE 3.18(c)        INSURANCE EXPERIENCE
SCHEDULE 3.18(d)        QUALITY OF INSURANCE
SCHEDULE 3.19           ENVIRONMENTAL MATTERS
SCHEDULE 3.19(h)        EMPLOYEE HEALTH AND SAFETY MATTERS, ETC.
SCHEDULE 3.20(a)        EMPLOYEES
SCHEDULE 3.20(d)        COBRA
SCHEDULE 3.22(c)        INTELLECTUAL PROPERTY AGREEMENTS
SCHEDULE 3.22(d)        PATENTS
SCHEDULE 3.22(e)(i)     MARKS
SCHEDULE 3.22(e)(ii)    REGISTERED MARK EXCEPTIONS
SCHEDULE 3.22(f)        COPYRIGHTS
SCHEDULE 3.22(f)(ii)    COPYRIGHT REGISTRATION EXCEPTIONS
SCHEDULE 3.27           BANK ACCOUNTS
SCHEDULE 3.29           CONDUCT OF BUSINESS
SCHEDULE 3.30           PRODUCT WARRANTIES
SCHEDULE 3.31           REBATE POLICIES
SCHEDULE 3.33           RELEASES
SCHEDULE 4.2(a)         REQUIRED CONSENTS, ETC.
SCHEDULE 4.2(b)         NO CONFLICT
SCHEDULE 5.1            POST-CLOSING EMPLOYEES
SCHEDULE 11.2           COMPUTER SUPPORT SERVICES


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